                                                                     EXHIBIT 2.9


                          STOCK PURCHASE AGREEMENT

                               by and among

                      AFFILIATED MANAGERS GROUP, INC.


                        EDWARD C. RORER & CO., INC.

                                   and

             THE STOCKHOLDERS OF EDWARD C. RORER & CO., INC.


                          DATED NOVEMBER 9, 1998

                            STOCK PURCHASE AGREEMENT

                                      INDEX


                                                                            Page
                                                                            ----
SECTION 1.  PURCHASE OF COMPANY SHARES ......................................  1

     1.1    General .........................................................  1
     1.2    Purchase Price ..................................................  1
     1.3    Directors and Officers ..........................................  3
     1.4    Time and Place of Closing .......................................  3
     1.5    Further Assurances ..............................................  3
     1.6    Transfer Taxes ..................................................  3

SECTION 2.  CONTRIBUTION OF ASSETS AND RESTATEMENT OF LLC AGREEMENT .........  3

     2.1    Asset Transfer ..................................................  3
     2.2    LLC Agreement ...................................................  4

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDERS ..  4

     3.1    Making of Representations and Warranties ........................  4
     3.2    Organization and Qualification of the Company and the LLC .......  4
     3.3    Capital Stock of the Company; Beneficial Ownership ..............  5
     3.4    Subsidiaries ....................................................  5
     3.5    Authority of the Company ........................................  6
     3.6    Real and Personal Property ......................................  8
     3.7    Assets Under Management .........................................  8
     3.8    Financial Statements ............................................ 11
     3.9    Taxes ........................................................... 12
     3.10   Collectibility of Accounts Receivable ........................... 13
     3.11   Absence of Certain Changes ...................................... 13
     3.12   Ordinary Course ................................................. 14
     3.13   Banking Relations ............................................... 14
     3.14   Intellectual Property ........................................... 14
     3.15   Contracts ....................................................... 15
     3.16   Litigation ...................................................... 17
     3.17   Compliance with Laws ............................................ 17
     3.18   Business; Registrations ......................................... 18
     3.19   Insurance ....................................................... 19
     3.20   Powers of Attorney .............................................. 19
     3.21   Finder's Fee .................................................... 19
     3.22   Corporate Records; Copies of Documents .......................... 20
     3.23   Transactions with Interested Persons ............................ 20


                                       (i)


                                                                            Page
                                                                            ----

     3.24   Employee Benefit Programs ....................................... 20
     3.25   Directors, Officers and Employees ............................... 22
     3.26   Non-Foreign Status .............................................. 23
     3.27   Transfer of Shares .............................................. 23
     3.28   Stock Repurchase ................................................ 23
     3.29   Code of Ethics .................................................. 23
     3.30   Disclosure ...................................................... 24

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS .................. 24

     4.1    Company Shares .................................................. 24
     4.2    Authority ....................................................... 24
     4.3    Finder's Fee .................................................... 25
     4.4    Investment Advisory Representation .............................. 25
     4.5    Agreements ...................................................... 25
     4.6    Employment Data ................................................. 26
     4.7    Good Health ..................................................... 26

SECTION 5.  COVENANTS OF THE COMPANY AND THE STOCKHOLDERS ................... 26

     5.1    Making of Covenants and Agreements .............................. 26
     5.2    Client Consents ................................................. 26
     5.3    Authorizations .................................................. 27
     5.4    Authorization from Others ....................................... 27
     5.5    Conduct of Business ............................................. 28
     5.6    Financial Statements ............................................ 29
     5.7    Preservation of Business and Assets ............................. 30
     5.8    Observer Rights and Access ...................................... 30
     5.9    Notice of Default ............................................... 30
     5.10   Consummation of Agreement ....................................... 31
     5.11   Cooperation of the Company and Stockholders ..................... 31
     5.12   No Solicitation of Other Offers ................................. 31
     5.13   Confidentiality ................................................. 31
     5.14   Policies and Procedures ......................................... 32
     5.15   Subsidiaries; Investments in Other Persons ...................... 32
     5.16   LLC Interests and Company Shares ................................ 32
     5.17   Employee Programs ............................................... 32
     5.18   Foreign Qualifications .......................................... 32
     5.19   Termination of Certain Agreements ............................... 32

SECTION 6.  COVENANTS OF THE COMPANY, THE STOCKHOLDERS
            AND AMG WITH RESPECT TO CERTAIN TAX MATTERS ..................... 33

     6.1    Section 338(h)(10) Election ..................................... 33
     6.2    Tax Periods Ending on or Before the Date of the Closing ......... 33


                                      (ii)


                                                                            Page
                                                                            ----

     6.3    Cooperation on Tax Matters ...................................... 34
     6.4    Tax Status ...................................................... 34

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF AMG ........................... 34

     7.1    Making of Representations and Warranties ........................ 34
     7.2    Organization of AMG ............................................. 35
     7.3    Authority of AMG ................................................ 35
     7.4    Litigation ...................................................... 35
     7.5    Acquisition of Shares for Investment ............................ 35
     7.6    Disclosure ...................................................... 36
     7.7    Finder's Fee .................................................... 36
     7.8    Compliance With Law ............................................. 36
     7.9    Filings with the SEC ............................................ 36

SECTION 8.  COVENANTS OF AMG ................................................ 36

     8.1    Making of Covenants and Agreement ............................... 36
     8.2    Confidentiality ................................................. 36
     8.3    Cooperation of AMG .............................................. 37
     8.4    HSR Act ......................................................... 37
     8.5    Notice of Default ............................................... 37
     8.6    Consummation of Agreement ....................................... 37

SECTION 9.  CONDITIONS TO THE OBLIGATIONS OF AMG ............................ 37

     9.1    Litigation; No Opposition ....................................... 37
     9.2    Representations, Warranties and Covenants ....................... 38
     9.3    Advisory Contract Consents ...................................... 38
     9.4    Registration as an Investment Adviser and Registration
            of Investment Adviser Representatives ........................... 40
     9.5    Other Approvals ................................................. 40
     9.6    Transfer ........................................................ 40
     9.7    Restated LLC Agreement .......................................... 40
     9.8    Employment Agreements ........................................... 41
     9.9    Non-Solicitation/Non-Disclosure Agreements ...................... 41
     9.10   Capitalization, Net Worth and Working Capital of the LLC ........ 41
     9.11   Delivery ........................................................ 41
     9.12   Evidence of Insurability ........................................ 43
     9.13   Insurance Policies .............................................. 43
     9.14   Policies and Procedures ......................................... 43
     9.15   HSR Act ......................................................... 43
     9.16   Cancellation of Options ......................................... 43


                                      (iii)


                                                                            Page
                                                                            ----

SECTION 10. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS ... 43

     10.1   No Litigation; No Opposition .................................... 44
     10.2   Representations, Warranties and Covenants ....................... 44
     10.3   Advisory Client Consent ......................................... 44
     10.4   Delivery ........................................................ 44
     10.5   Registration as an Investment Adviser ........................... 45
     10.6   HSR Act ......................................................... 45

SECTION 11. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED ..................... 45

     11.1   Termination ..................................................... 45
     11.2   Effect of Termination ........................................... 46
     11.3   Right to Proceed ................................................ 46

SECTION 12. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING .................... 46

     12.1   Survival of Representations, Warranties and Covenants ........... 46
     12.2   Regulatory Filings .............................................. 47

SECTION 13. INDEMNIFICATION ................................................. 47

     13.1   Indemnification by the Majority Stockholders .................... 47
     13.2   Indemnification by the Other Stockholders ....................... 48
     13.3   Limitations on Indemnification by the Stockholders .............. 48
     13.4   Indemnification by AMG .......................................... 49
     13.5   Limitation on Indemnification by AMG ............................ 50
     13.6   Notice; Defense of Claims ....................................... 50
     13.7   Satisfaction of Stockholder Indemnification Obligations ......... 51
     13.8   Other Indemnification Matters ................................... 51

SECTION 14. DEFINITIONS ..................................................... 51

     14.1   Definitions ..................................................... 51

SECTION 15. MISCELLANEOUS ................................................... 56

     15.1   Fees and Expenses ............................................... 56
     15.2   Dispute Resolution .............................................. 56
     15.3   Waivers ......................................................... 56
     15.4   Governing Law ................................................... 57
     15.5   Notices ......................................................... 57
     15.6   Entire Agreement ................................................ 58
     15.7   Assignability; Binding Effect ................................... 58


                                      (iv)


                                                                            Page
                                                                            ----

     15.8   Captions and Gender ............................................. 58
     15.9   Execution in Counterparts ....................................... 58
     15.10  Amendments ...................................................... 58
     15.11  Publicity and Disclosures ....................................... 58
     15.12  Consent to Jurisdiction ......................................... 59

                                       (v)

                                    EXHIBITS

Exhibit 2.1A           -     Form of Initial Asset Transfer Agreement
Exhibit 2.1B           -     Form of Final Asset Transfer Agreement
Exhibit 2.2            -     Form of Restated LLC Agreement
Exhibits 5.2A & 5.2B   -     Forms of Client Consent Letters
Exhibit 9.8            -     Form of Employment Agreement
Exhibit 9.9            -     Form of Non-Solicitation/Non-Disclosure Agreement
Exhibit 9.11(j)        -     Form of Opinion of Counsel to the Company and
                             the Stockholders
Exhibit 9.11(k)        -     Form of Release
Exhibit 9.11(l)        -     Transferor's Certificate of Non-Foreign Status
Exhibit 10.4(e)        -     Form of Opinion(s) of Counsel to AMG

                                    SCHEDULES

Schedule 1.2           -     Allocation of Purchase Price
Schedule 3.3           -     Capital Stock of the Company
Schedule 3.4(a)        -     Subsidiaries
Schedule 3.4(b)(i)     -     LLC Capitalization Pre-Closing
Schedule 3.4(b)(ii)    -     LLC Capitalization Post-Closing and Asset Transfer
Schedule 3.5           -     Approvals; Waivers
Schedule 3.6(a)        -     Real Property
Schedule 3.6(b)        -     Personal Property
Schedule 3.7           -     Advisory Contracts; Assets Under Management
Schedule 3.7(e)        -     Existing Regulatory Relief
Schedule 3.8(a)        -     Financial Statements
Schedule 3.8(b)        -     Liabilities of Company as of Base Balance Sheet
                             Date
Schedule 3.8(c)        -     Additional Liabilities of Company
Schedule 3.9(b)        -     Tax Returns
Schedule 3.9(f)        -     Validly Electing S Corporation
Schedule 3.9(h)        -     Liability for Taxes
Schedule 3.10          -     Accounts Receivable
Schedule 3.11          -     Adverse Changes
Schedule 3.13          -     Banking Relations
Schedule 3.14          -     Intellectual Property
Schedule 3.15          -     Contracts
Schedule 3.16          -     Litigation
Schedule 3.17          -     Compliance with Laws
Schedule 3.18          -     Employees Rendering Investment Management Services
Schedule 3.19          -     Insurance
Schedule 3.24          -     Employee Benefits
Schedule 3.25(a)       -     Directors and Officers; Certain Employees
Schedule 3.25(b)       -     Good Health
Schedule 3.25(c)       -     Employment Agreements


                                      (vi)

Schedule 3.28          -     Repurchases
Schedule 4.5(b)        -     Stockholders in Investment Management Business
Schedule 4.6           -     Employment Data
Schedule 5.5           -     Conduct of Business
Schedule 5.19          -     Terminated Agreements
Schedule 7.3           -     Consents and Approvals of AMG


                                      (vii)

                            STOCK PURCHASE AGREEMENT

      AGREEMENT entered into as of November 9, 1998, by and among Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), Edward C. Rorer & Co., Inc., a Pennsylvania corporation (the "Company"), and the holders of the Company's capital stock listed on Schedule 1.2 hereto (herein collectively referred to as the "Stockholders" and, each individually as a "Stockholder").

                               W I T N E S S E T H

      WHEREAS, the Company is engaged in the business of providing investment management and advisory services to private accounts of certain institutional and individual investors;

      WHEREAS, the Stockholders own of record and beneficially all of the issued and outstanding capital stock of the Company, consisting of one million (1,000,000) shares of the Company's Common Stock, no par value per share (the "Common Stock") (said shares of Common Stock being referred to herein as the "Company Shares");

      WHEREAS, the Company has formed Rorer Asset Management, LLC, a Delaware limited liability company (the "LLC");

      WHEREAS, the parties hereto desire and intend that, immediately following the Closing (as such term is defined in Section 1.4 hereof), the Company will contribute all or substantially all of its assets to the LLC, and the LLC will assume all of the liabilities of the Company; and

      WHEREAS, to induce the parties to enter into this Agreement, AMG, the Company and the Stockholders have agreed to make certain representations, warranties and covenants as set forth herein.

      NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. PURCHASE OF COMPANY SHARES

      1.1 General. Upon the terms and subject to the conditions contained in this Agreement, and on the basis of the representations, warranties and covenants herein set forth, AMG hereby agrees to purchase from each Stockholder, and each Stockholder hereby agrees to sell to AMG, at the Closing all of the Company Shares owned by such Stockholder (collectively, the "Purchase").

1.2 Purchase Price and Delivery of Company Shares.

            (a) Upon the terms and subject to the conditions contained in this Agreement, at the Closing AMG shall deliver by wire transfer to the Stockholders, at bank accounts to be designated in writing by the respective Stockholders to AMG at least three (3) business days prior to the Closing Date, an aggregate amount equal to Sixty-Five Million Dollars ($65,000,000), subject to adjustment as set forth in Section 1.2(b) below, in immediately available funds (as so adjusted, the "Purchase Price"), in full consideration for the sale of the Company Shares to AMG; the Purchase Price shall be paid to the Stockholders' bank accounts in the specific amounts set forth in Schedule 1.2 hereto; provided, however, that AMG shall withhold from such payment of the Purchase Price at the Closing any amounts paid to the Escrow Agent pursuant to the Escrow Agreement (each as defined in Section 1.2(e)).

            (b) If, as of the Closing, the Company shall have received Consents from clients whose Advisory Contracts provide for the payment (based on the Contract Value of each such Advisory Contract) of fees constituting less than one hundred percent (100%) of the Base Fees, then the payment delivered to each Stockholder pursuant to Section 1.2(a) above, will be reduced to an amount equal to the product of (A) the amount set forth in Schedule 1.2 hereto opposite such Stockholder's name, multiplied by (B) a fraction (x) the numerator of which shall be the sum of the Contract Values of each Advisory Contract of the Company which has not been terminated at or prior to the Closing, and with respect to which the Client of the Company has given its Consent, and (y) the denominator of which shall be the Base Fees.

            (c) At the Closing, upon the terms and subject to the conditions contained in this Agreement, each Stockholder shall deliver to AMG all of the certificates representing such Stockholder's Company Shares, duly endorsed for transfer to AMG in form and substance reasonably satisfactory to AMG, together with such other transfer documentation as AMG has reasonably requested.

            (d) At the Closing, upon the terms and subject to the conditions contained in each such Option Cancellation Agreement, AMG will pay to each holder of options to purchase Common Stock who is a party to an Option Cancellation Agreement with AMG, in full cancellation and settlement of such options, the consideration provided for in such Option Cancellation Agreement, and upon such payment by AMG, each such option shall be canceled by the Company and the holder thereof shall be deemed by his or her acceptance of such consideration to have released any and all rights such holder had or may have had in respect of such option.

            (e) Prior to the Closing Date, the Stockholders shall enter into an escrow agreement (the "Escrow Agreement") in form and substance reasonably acceptable to AMG with a qualified escrow agent (the "Escrow Agent") reasonably acceptable to AMG providing for a portion of the Purchase Price to be paid by AMG into escrow at the Closing for the benefit of the Stockholders in amounts and proportions consistent with such Stockholders' respective anticipated liabilities pursuant to Section 6.1(i)(A) hereof (such liabilities to be estimated for such purpose by the Company in good faith in a written schedule delivered by the Company to the Stockholders and to AMG at least twenty (20) days prior to the Closing Date, and in any event at least ten (10) days prior to entering into the Escrow Agreement), and such escrowed monies shall be applied by the Escrow Agent in satisfaction of the tax liabilities of the Company under
Section 1374 of the Code and any excess escrowed monies and any interest earned on the escrowed monies shall be released to the Stockholders following the filing of the Form 1120S for the Company for the period ending on the Closing Date (provided that the Stockholders shall remain liable for any additional tax liabilities pursuant to the terms of Article 6 hereof). At the Closing, AMG shall pay to the Escrow

Agent on behalf of the Stockholders that portion of the Purchase Price provided for in the Escrow Agreement. Each Stockholder agrees to negotiate in good faith to enter into an Escrow Agreement reasonably acceptable to AMG with an Escrow Agent reasonably acceptable to AMG at least ten (10) days prior to the Closing Date. Notwithstanding anything else contained in this Section 1.2(e), in the event the Stockholders fail to enter into an Escrow Agreement in form and substance reasonably acceptable to AMG with an Escrow Agent reasonably acceptable to AMG at least ten (10) days prior to the Closing Date, AMG shall not be obligated to pay any portion of the Purchase Price into escrow, and shall instead pay the entire Purchase Price to the Stockholders at the Closing.

      1.3 Directors and Officers. On or prior to the Closing Date, the Company shall deliver to AMG evidence satisfactory to AMG of the resignations of the directors and officers of the Company, such resignations to be effective as of the Closing.

      1.4 Time and Place of Closing. The closing of the Purchase and the related transactions provided for in this Agreement (the "Closing") shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York at 10:00 a.m. local time on the date of the Closing, which shall be three (3) business days after the fulfillment or waiver of each of the conditions set forth in Sections 9 (other than Section 9.11) and 10 (other than Section 10.4) hereof, or at such other place or time as may be mutually agreed upon by AMG and the Company.

      1.5 Further Assurances. The Stockholders shall, from time to time after the Closing, at the request of AMG and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as AMG may reasonably require to fully implement the provisions of this Agreement.

      1.6 Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the Purchase will be borne and paid by the Stockholders, and the Stockholders shall promptly reimburse the Company and AMG for any such tax, fee or duty which any of them is required to pay under applicable law.

SECTION 2. CONTRIBUTION OF ASSETS AND RESTATEMENT OF LLC AGREEMENT.

      2.1 Asset Transfer. Promptly following the close of business on the Closing Date (and in any event prior to the end of such day), the Company and the LLC shall, and AMG and the Stockholders shall cause the LLC to: (i) enter into the Initial Asset Transfer Agreement in the form attached hereto as Exhibit 2.1A (the "Initial Asset Transfer Agreement"), as well as each of the other agreements, documents and instruments contemplated thereby and (ii) perform each of the transactions contemplated by the Initial Asset Transfer Agreement as well as each of the other agreements, documents and instruments contemplated thereby. On the business day first following the Closing Date (but in any event prior to the commencement of business on such first following day), the Company and the LLC shall, and AMG and the Stockholders shall cause the LLC to: (i) enter into the Final Asset Transfer Agreement in the form attached hereto as Exhibit 2.1B (the "Final Asset Transfer Agreement" and, together with the Initial Asset Transfer Agreement, the "Asset Transfer Agreement"), as well as each of the other agreements, documents and instruments contemplated thereby and (ii) perform each of the transactions contemplated by the Final Asset Transfer Agreement as well as each of the other agreements, documents and instruments contemplated thereby. Together, such transactions are referred to herein as the "Asset Transfer."

      2.2 LLC Agreement. Immediately following the Closing, AMG, the Company, each of the Stockholders and each other person becoming a Member thereof shall amend and restate the Existing LLC Agreement into the Limited Liability Company Agreement in the form attached hereto as Exhibit 2.2 (the "Restated LLC Agreement").

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND STOCKHOLDERS.

      3.1 Making of Representations and Warranties. As a material inducement to AMG to enter into this Agreement and consummate the transactions contemplated hereby, the Company and each of the Majority Stockholders jointly and severally hereby make to AMG the representations and warranties contained in this Section. After the Closing, no Stockholder shall have any right of indemnity or contribution from the Company or the LLC (or any other right against the Company or the LLC) with respect to any breach of a representation or warranty hereunder.

      3.2 Organization and Qualification of the Company and the LLC.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of the Company's Articles of Incorporation, as amended to date (the "Articles of Incorporation"), certified by the Department of State of the Commonwealth of Pennsylvania, and of the Company's by-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Articles of Incorporation or by-laws. The Company is duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so licensed or qualified could not have a Material Adverse Effect (as such term is defined in Section 14.1 hereof) on the Company, the LLC or AMG.

            (b) The LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority under the Delaware Limited Liability Company Act, 6 Del. C. ss.18-101, et seq., as amended from time to time (the "Delaware Act") and the Existing LLC Agreement (and, after the effectiveness of the Restated LLC Agreement, the Restated LLC Agreement) to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted (and, after giving effect to the Closing and the Asset Transfer, the business currently conducted by the Company). The copies of the LLC's Existing LLC Agreement (as such term is defined in Section 14.1 hereof), certified by the Company in its capacity as Manager Member of the LLC, and of the LLC's Certificate of Formation, as amended to date (the "Existing Certificate of Formation"), certified by the Secretary of State of the State of Delaware, each as heretofore delivered to AMG, are complete and correct, and no amendments thereto are pending. The LLC is not in violation of any term of the Existing LLC Agreement. The LLC is duly qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification (and, after giving effect to the Closing and the Asset Transfer, the business currently conducted by the Company). As of the Closing, the LLC shall be duly qualified to do business as a foreign limited liability company under the laws of each jurisdiction in which the nature of the business it will conduct after giving effect to the Asset Transfer, or the ownership or leasing of the properties it will receive in the Asset Transfer, requires such qualification.

      3.3 Capital Stock of the Company; Beneficial Ownership.

            (a) The authorized capital stock of the Company consists exclusively of (i) five million (5,000,000) shares of Common Stock, no par value per share, of which one million (1,000,000) shares are outstanding, and all of such outstanding shares are duly and validly authorized, issued, outstanding, fully paid and non-assessable, and (ii) twenty thousand (20,000) shares of preferred stock, par value $100.00 per share, of which no shares are issued or outstanding.. Except as set forth in Schedule 3.3 hereto, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any Laws or Regulations. Except as set forth in Schedule 3.3 hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company or any of the Stockholders is a party. No Stockholder has any right of appraisal with respect to the Company's capital stock by reason of the transactions contemplated by this Agreement. The Company does not have any outstanding debt securities.

            (b) Each Stockholder owns of record and, to the knowledge of the Company and the Majority Stockholders, beneficially the Company Shares set forth opposite such Stockholder's name on Schedule 1.2 hereto, free and clear of any Claims, except as reflected in Schedule 3.3 hereto. Each Stockholder is, to the knowledge of the Company and the Majority Stockholders, the beneficial and record holder of the Company Shares set forth opposite his name on Schedule 1.2 hereof, and the capital stock shown on Schedule 1.2 opposite his name are the only shares of capital stock of the Company held by such Stockholder or with respect to which such Stockholder has any rights.

      3.4 Subsidiaries.

            (a) Other than the Company's interest in the LLC, and except as otherwise set forth on Schedule 3.4(a) hereto, the Company has no, nor has it ever had any, subsidiaries, debt or equity investments or other ownership interests, direct or indirect, in any other Person, except for cash and cash-equivalents. The LLC has no subsidiaries or investments in any other Person.

            (b) The Company is the sole member of the LLC, and the capitalization of the LLC (with respect to capital accounts and interests in profits) is as set forth in Schedule 3.4(b)(i) hereto, with all such interests owned beneficially and of record by the Company, free and clear of any Claims other than the restrictions imposed pursuant to this Agreement. After giving effect to the Closing and the effectiveness of the Restated LLC Agreement, the capitalization of the LLC will be as set forth in Schedule 3.4(b)(ii) hereto, with all such interests owned of record and, to the knowledge of the Company and the Majority Stockholders, beneficially by the entities and in the amounts indicated in Schedule 3.4(b)(ii), in each case, other than as to the interests of the Manager Member, free and clear of any Claims other than restrictions imposed pursuant to the Restated LLC Agreement. All outstanding interests in the LLC have been duly authorized and issued under the Existing LLC Agreement and, after giving effect to the effectiveness of the Restated LLC Agreement, the Restated LLC Agreement. After giving effect to the Closing and the restatement of the Existing LLC Agreement into the Restated LLC Agreement, the Company will be the sole Manager Member (as such term is defined in the Restated LLC Agreement) and manager (as such term is defined in the Delaware Act) of the LLC, and, exclusive of any impairment of title or claims created by AMG, the Company will have good and marketable title to its interest in the LLC, as shown in
Schedule 3.4(b)(ii), free and clear of any Claims other than the restrictions imposed pursuant to this Agreement and the Restated LLC Agreement and claims created by AMG. Except as set forth in this Agreement or in the Restated LLC Agreement, there are no rights, commitments, agreements or understandings obligating or which might obligate the LLC or any of its members (including, without limitation, the Company (other than any such items created by AMG)) to issue, transfer, sell or redeem any securities or interests in the LLC. Except as set forth in Schedule 3.3 hereto or in the Restated LLC Agreement, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the LLC to which the Company, the LLC or any of the Stockholders is a party.

      3.5 Authority of the Company.

            (a) The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument executed and delivered, or to be executed and delivered, by the Company pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and the Stockholders and no other action on the part of the Company or the Stockholders is required in connection therewith.

      This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to, or as contemplated by, this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument:

                  (i) do not and will not violate any provision of the Articles of Incorporation or by-laws of the Company, each as amended to date;

                  (ii) do not and will not violate any Laws or Regulations applicable to the Company or by which the Company's assets are bound or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified in Schedule
      3.5 hereto, which approvals, consents and waivers identified in such Schedule will, to the extent obtained, conform in all material respects to, and otherwise satisfy in all material respects, all contractual requirements and all Laws and Regulations applicable thereto; and

                  (iii) except as reflected in Schedule 3.5 hereto, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any Claim on any of the Company's assets or any Person's interest in the Company (including, without limitation, the Company Shares) (other than any such Claim created by AMG, other than by AMG or any other party hereto entering into this Agreement or the other agreements contemplated hereby, consummating the transactions contemplated hereby or taking any other action contemplated hereby);

provided, however, that the representations in clauses (ii) and (iii) shall not apply to Advisory Contracts to the extent that receipt of consents from a party to such agreement is contemplated by Section 5.2 hereof.

            (b) The LLC has all requisite power and authority under the Existing LLC Agreement and the Delaware Act (and, after the effectiveness of the Restated LLC Agreement, under the Restated LLC Agreement and the Delaware Act) to enter into each agreement, document and instrument executed and delivered, or to be executed and delivered, by the LLC pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the LLC of each such agreement, document and instrument have been duly authorized by all necessary action of the LLC and the Company (in its capacity as Manager Member of the LLC), and no other action on the part of the LLC, the Company or any other member is required in connection therewith.

      Each agreement, document and instrument executed and delivered by the LLC pursuant to, or as contemplated by, this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the LLC enforceable in accordance with their terms. The execution, delivery and performance by the LLC of each such agreement, document and instrument:

                  (i) do not and will not violate any provision of the Existing LLC Agreement or the Restated LLC Agreement;

                  (ii) do not and will not violate any Laws or Regulations applicable to the LLC or require the LLC to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, except as specifically identified in Schedule 3.5 hereto; and

                  (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the LLC is a party or by which the property of the LLC is bound or affected, or result in the creation or imposition of any Claim on any of the LLC's assets or of any Person's interests in the LLC (other than any such Claim created by AMG, other than by AMG or any other party hereto entering into this Agreement or the other agreements contemplated hereby, consummating the transactions contemplated hereby or taking any other action contemplated hereby).

      3.6 Real and Personal Property.

            (a) (i) Neither the Company nor the LLC own any real property. All of the real property leased by the Company or the LLC is identified in Schedule 3.6(a) hereto (herein referred to as the "Real Property.")

                  (ii) All leases of Real Property by the Company or the LLC are identified in Schedule 3.6(a), and true and complete copies thereof have been delivered to AMG. Each of said leases has been duly authorized and executed by the parties thereto and is in full force and effect. Neither the Company nor the LLC is in material default under any of said leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to such a material default. To the Company's and each Majority Stockholder's knowledge, each other party to each of said leases is not in material default under any of said leases and there is no event which, with the giving of notice or the passage of time, or both, would give rise to such a material default. Subject to receipt of the requisite consent(s) to assignment (as identified on Schedule 3.5), after giving effect to the Closing and the Asset Transfer, each lease identified in Schedule 3.6(a) will be valid and effective in accordance with its terms, with the LLC having succeeded to all the rights and obligations of the Company thereunder.

            (b) Attached hereto as Schedule 3.6(b) is a list of all the categories of material assets of the Company including Intellectual Property (as such term is defined in Section 3.14 hereof). Except as set forth in Schedule 3.6(b) hereto, as of the date hereof, the Company owns all its assets free and clear of any Claims. All the assets listed in Schedules to the Asset Transfer Agreement included in Exhibit 2.1 hereto are being transferred to the LLC and, after giving effect to such transfers, the LLC will own all such assets free and clear of any Claims. The assets listed in Schedule 3.6(b) hereto include all the material assets used in, and all the assets necessary for, the conduct of the business of the Company as currently conducted and all the material assets which the LLC can reasonably be expected to require for the conduct of such business immediately following the Closing and the Asset Transfer, and are suitable and in an appropriate condition for such purpose.

      3.7 Assets Under Management. (a) The aggregate assets under management by the Company as of June 30, 1998 and September 30, 1998 are accurately set forth in Schedule 3.7 hereto. In addition, set forth in Schedule 3.7 are lists as of June 30, 1998 and September 30, 1998, of all investment management, advisory and sub-advisory contracts, together with any other contracts, agreements, arrangements or understandings pursuant to which the Company provides

Investment Management Services (including without limitation master agreements and related documentation relating to Wrap Accounts (as defined below), whether or not the Company is a party to such agreements or documents) (collectively, the "Advisory Contracts"), setting forth:

            (i) the name of the client under each such Advisory Contract (including, in the case of "wrap account" relationships and any other relationships with fiduciaries acting on behalf of underlying clients (collectively, "Wrap Accounts"), (A) the name of the brokerage firm or other financial institution or fiduciary (collectively, "Introducing Agents") with whom the Wrap Account exists, (B) the name of the related underlying client of the Introducing Agent and (C) to the extent in the possession of or otherwise known to the Company, identification and a brief description of any other contracts or agreements between such Introducing Agent and such underlying client relating to the Investment Management Services provided to such underlying client by the Company;

            (ii) the state (or, if such client is not a U.S. citizen, the country) of which such client (or, in the case of Wrap Accounts, underlying client) is a citizen or resident;

            (iii) the amount of assets under management with respect to each such Advisory Contract at June 30, 1998 and September 30, 1998 and the nature of the Investment Management Services provided (i.e., discretionary or non-discretionary);

            (iv) the fee schedule in effect with respect to each such Advisory Contract (including, in the case of Wrap Accounts, (A) the fee schedule in effect between the Company and the Introducing Agent, (B) to the extent known to the Company, the fee schedule in effect between the Introducing Agent and the related underlying client, and (C) a description of the manner of the flow of funds to the Company with respect to such fees and, to the knowledge of the Company and the Majority Stockholders, a description of the manner of the flow of funds to all other Persons with respect to such fees), any fees payable by the related client in connection with Investment Management Services provided by the Company other than pursuant to such Advisory Contract, and any (I) material fee changes or (II) material changes in the amount of assets in any client's account as a result of deposits or withdrawals made by such client, in each case from June 30, 1998 to the date of this Agreement or presently proposed or otherwise expected to be instituted (it being understood and agreed that, solely for purposes of this representation and warranty, net deposits or withdrawals with respect to any one client account in the aggregate in excess of $500,000 shall be material); and

            (v) the manner of consent required for the assignment by the Company of each such Advisory Contract other than those that by their terms terminate upon assignment (which are so identified) (including, in the case of Wrap Accounts, the manner of consent required under each agreement relating to such Wrap Account, whether or not the Company is a party to such agreement (e.g., agreements between the Introducing Agent and the related underlying client)); provided that the representation and warranty made in this Section 3.7(a)(v) is limited to the knowledge of the Company and the Majority Stockholders for purposes of determining its accuracy as of the date of this Agreement solely for purposes of (A) determining whether the closing condition set forth in Section 9.2(a) is satisfied with respect to the making of this representation and warranty on the date of this Agreement and (B) determining liability for any breach of this representation and warranty if the Agreement is terminated prior to the Closing (but is not so limited for purposes of determining the accuracy of this representation and warranty at and as of the Closing for purposes of determining whether the closing condition set forth in Section 9.2(a) is satisfied or for purposes of determining liability for any breach of this representation and warranty following the Closing).

Except as set forth in Schedule 3.7 and expressly described thereon, there are no contracts, agreements, arrangements or understandings pursuant to which the Company has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by any of the clients set forth in
Schedule 3.7 or pursuant to any of the contracts set forth in Schedule 3.7. Except as is set forth in Schedule 3.7 hereto, no client of the Company has expressed in writing to the Company an intention to terminate or reduce its investment relationship with the Company, or adjust the fee schedule with respect to any contract in a manner which would reduce the fee to the Company (or, after giving effect to the Asset Transfer, the fee to the LLC).

            (b) As of the date of this Agreement, the Company does not have any clients with respect to which fees payable to the Company are based on performance or otherwise provide for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of any client.

            (c) Each account to which the Company provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (ii) a person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an "ERISA Client") have been managed by the Company such that the Company in the exercise of such management is in compliance in all material respects with the applicable requirements of ERISA. Schedule 3.7 identifies each Client that is an ERISA Client with an appropriate footnote. The Company is a qualified professional asset manager (as such term is used in Prohibited Transaction Class Exemption 84-14) ("QPAM"), and as of the commencement of business on the first business day following the Closing Date, the LLC will be a QPAM.

            (d) To the knowledge of the Company and the Majority Stockholders, no controversy or disagreement exists between the Company and any client of the Company that has had or could reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG.

            (e) Except as set forth in Schedule 3.7(e), no exemptive orders, "no-action" letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, with respect to the Company, the LLC, any Stockholder, officer, director or employee of the Company in connection with the business of the Company or the LLC, or any client of the Company in connection with the provision of Investment Management Services to such client by the Company or the LLC.

      3.8 Financial Statements.

            (a) The Company has delivered to AMG true and complete copies of the following financial statements, copies of which are attached hereto as Schedule 3.8(a):

                  (i) Audited balance sheets of the Company at December 31, 1995, December 31, 1996 and December 31, 1997, and audited statements of income, retained earnings and cash flows for each of the three (3) years then ended. The audited balance sheet of the Company at December 31, 1997 (including the notes thereto) is referred to hereinafter as the "Base Balance Sheet."

                  (ii) An unaudited balance sheet of the Company at June 30, 1998 and at September 30, 1998, and statements of income and retained earnings for the periods then ended, certified by the Company's President.

      Said financial statements have been prepared in accordance with GAAP using the accrual method of accounting, applied consistently during the periods covered thereby (except that the Company's unaudited financial statements do not include footnote disclosure and are subject to normal year-end audit adjustments which are not in the aggregate material) present fairly the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby.

            (b) As of the date of the Base Balance Sheet, the Company did not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or the conduct of its businesses prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet, or reflected in Schedule 3.8(b) as of the date of this Agreement.

            (c) Neither the Company nor the LLC has (including, with respect to the giving of this representation pursuant to Section 9.2 hereof, after giving effect to the Asset Transfer) any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the LLC or the conduct of their businesses prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except: (i) liabilities reflected or adequately reserved against on the Base Balance Sheet, (ii) liabilities reflected in Schedule 3.8(c) as of the date of this Agreement or on the unaudited balance sheet of the Company at September 30, 1998, included as part of Schedule 3.8(a)), or (iii) liabilities incurred after the date of the unaudited balance sheet of the Company at June 30, 1998 in the ordinary course of business of the Company or the LLC consistent with past practice which could not, individually or in the aggregate, have a Material Adverse Effect on the Company, the LLC or AMG and which, in the case of liabilities incurred after the date of this Agreement, also are consistent with the terms of this Agreement.

      3.9 Taxes.

            (a) The Company and the LLC have each paid or caused to be paid all federal, state, local, foreign, and other taxes, government fees or the like, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, franchise taxes, capital stock taxes, sales taxes, use taxes, ad valorem or value added taxes, employment and payroll-related taxes, withholding taxes, and transfer taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes" and, each individually, a "Tax"), required to be paid by it through the date hereof, whether disputed or not. The unpaid taxes of the Company and the LLC (i) did not, as of September 30, 1998, exceed the reserve for tax liability (rather than the reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth in the unaudited balance sheet of the Company at September 30, 1998 (a copy of which is attached hereto as part of Schedule 3.8(a)) (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the date hereof and the date of the Closing in accordance with the past custom and practice of the Company in filing its Tax Returns. All Taxes required to be withheld by the Company including, but not limited to, Taxes arising as a result of payments to foreign persons or to employees of the Company, have been collected and withheld, and have either been paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the Company.

            (b) Each of the Company and the LLC has, in accordance with applicable law, filed all Tax Returns required to be filed by it, and all such returns correctly and accurately in all material respects set forth the amount of any Taxes relating to the applicable period. A list of all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1992, is set forth in Schedule 3.9(b) attached hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company ended on or after December 31, 1992, the Company has delivered to AMG correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.

            (c) Neither the IRS nor any other governmental authority responsible for the imposition or collection of any Tax (a "Taxing Authority") is now asserting or, to the knowledge of the Company or any Majority Stockholder, threatening to assert against the Company or the LLC any deficiency or claim for additional Taxes. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company or the LLC does not file reports and returns that the Company or the LLC is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or the LLC that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither the Company nor the LLC has ever entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

            (d) There has not been any audit of any Tax Return filed by the Company, no such audit is in progress, and the Company has not been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by the Company or the LLC is in force, and no waiver or agreement by the Company or the LLC is in force for the extension of time for the assessment or payment of any Taxes.

            (e) Neither the Company nor the LLC has ever been (or has ever had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Neither the Company nor the LLC has ever filed, or has ever been required to file, a consolidated, combined or unitary tax return with any other entity. Neither the Company nor the LLC is a party to, nor has any obligation under, any tax sharing agreement. Neither the Company nor the LLC has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

            (f) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and a validly electing S corporation within the meaning of the applicable state law statutes in the states listed in Schedule 3.9(f) attached hereto at all times since January 1, 1997, and the Company will be an S corporation up to the Closing.

            (g) None of the Company's or the LLC's payroll, property, or receipts, or other factors used in a particular state's apportionment or allocation formula results in an apportionment or allocation of business income to any state or other jurisdiction other than the Commonwealth of Pennsylvania, and neither the Company nor the LLC has any non-business income that is allocated, apportioned or otherwise sourced to any state, commonwealth or other jurisdiction than the State of Pennsylvania.

            (h) Except as set forth in Schedule 3.9(h) attached hereto, the Company will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company's assets caused by the Elections. The Company has not, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation which became a qualified subchapter S subsidiary.

            (i) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

      3.10 Collectibility of Accounts Receivable. All of the accounts receivable of the Company shown or reflected on the Company's balance sheet as of September 30, 1998, or existing at the date hereof (less the reserve for bad debts set forth on such balance sheet) were or are valid and enforceable claims, fully collectible and subject to no setoff or counterclaim. Neither the Company nor the LLC has any accounts or loans receivable from any person, firm or corporation or other entity which is affiliated with the Company or from any director, officer or employee of the Company except as disclosed in Schedule
3.10 hereto.

      3.11 Absence of Certain Changes. Except as disclosed in Schedule 3.11 attached hereto, since the date of the Base Balance Sheet neither the Company nor the LLC has (i) suffered any condition, event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG or (ii) taken any action which, had it occurred after the date hereof and prior to the Closing, would have required AMG's consent under Section 5.5 hereof.

      3.12 Ordinary Course. Except as otherwise specifically contemplated by this Agreement, since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course and consistently with its prior practices. Since its formation, the LLC has only conducted those operations necessary for the performance of its obligations hereunder and activities necessary in connection herewith and therewith, and the LLC does not have any assets or liabilities (other than pursuant to the Existing LLC Agreement and other than liabilities incidental to the formation of the LLC which are not in the aggregate material).

      3.13 Banking Relations. All of the arrangements which the Company or the LLC has with any banking institution are, in all material respects, completely and accurately described in Schedule 3.13 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, etc.) and the person or persons authorized as signatories or otherwise to take action in respect thereof.

      3.14  Intellectual Property.

            (a) Except as described in Schedule 3.14, the Company and, after giving effect to the Closing and the Asset Transfer, the LLC, has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, trade name, service mark, formulas, designs, inventions or other similar proprietary rights (including, without limitation, all rights in and to the name "Rorer Asset Management") (collectively, "Intellectual Property") used in the business of the Company as presently conducted. All of the rights of the Company in such Intellectual Property are freely transferable. There are no claims or demands of any other person or entity pertaining to any of such Intellectual Property owned by the Company and no proceedings have been instituted, or are pending or, to the knowledge of the Company and the Majority Stockholders, threatened, which challenge the rights of the Company or the LLC in respect of the Intellectual Property. The Company and, after giving effect to the Closing and the Asset Transfer, the LLC, has the right to use, free and clear of any claims or rights of other persons except, with respect to licensed assets, the rights of the owner/licensor thereof, all customer lists (subject to applicable confidentiality restrictions), investment or other processes, computer software (other than rights of other Persons in computer software that is generally available to the public in the retail marketplace), systems, data compilations, research results and other information required for or incident to its services or its business as presently conducted.

            (b) All items of Intellectual Property which are material to the business or operations of the Company and, after giving effect to the Closing and the Asset Transfer, the LLC, are listed in Schedule 3.14. The Company has no patents, patent applications, trademark registrations, trademark applications or registered copyrights.

            (c) All licenses or other agreements under which the Company is granted rights in items of Intellectual Property which are material to the business or operations of the Company and, after giving effect to the Closing and the Asset Transfer, the LLC, are listed in Schedule 3.14. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth in Schedule 3.14, all of the rights of the Company thereunder are freely assignable. To the knowledge of the Company and the Majority Stockholders, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to AMG.

            (d) The Company has not granted rights to others in Intellectual Property owned or licensed by the Company.

            (e) The Company has not made proprietary or non-public information available to any person other than employees of the Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. Neither the Company nor any Majority Stockholder has knowledge of any infringement by others of any Intellectual Property rights of the Company.

            (f) The present business, activities and products of the Company, and, after giving effect to the Asset Transfer and the Closing, the LLC, do not infringe any rights of any other person in Intellectual Property. No proceeding charging the Company with infringement of any Intellectual Property of any other person or entity has been filed or, to the knowledge of the Company and the Majority Stockholders, is threatened to be filed. The Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the Company. Except as set forth in Schedule 3.14, neither the Company nor, to the knowledge of the Company and the Majority Stockholders, any of the Company's employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

      3.15 Contracts. Except for those contracts, commitments, plans, agreements and licenses described in Schedule 3.3, Schedule 3.6(a), Schedule 3.7, Schedule 3.14, Schedule 3.15 and Schedule 3.24 hereto (true and complete copies of which have been made available or delivered to AMG) (the "Contracts"), and except for the Existing LLC Agreement and (when entered into) the Employment Agreements, neither the Company nor the LLC is a party to or subject to any:

            (a) investment management or investment advisory or sub-advisory contract or any other contract for the provision of Investment Management Services or other similar services;

            (b) plan or contract providing for bonuses, pensions, options, stock (or other beneficial interest) purchases (or other securities or phantom equity purchases), deferred compensation, retirement payments, profit sharing, or the like;

            (c) employment contract or contract for services which is not terminable at will by the Company (and, after giving effect to the Closing and the Asset Transfer, the LLC) without liability for any penalty or severance payment (excluding any liability or obligation imposed by statute (e.g., COBRA));

            (d) contract or agreement for the purchase of any assets, material or equipment except purchase orders in the ordinary course for less than $50,000 each, such orders not exceeding $250,000 in the aggregate;

            (e) other contracts or agreements creating any obligations of the Company or the LLC of $100,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

            (f) contract or agreement for the sale of all or any material portion of the assets of the Company or any contract for the purchase of all or any material portion of the assets of any other entity other than the Asset Transfer Agreement and the agreements contemplated thereby;

            (g) contract with any investment or research consultant, solicitor or sales agent, or otherwise with respect to the referral of business to the Company or the LLC;

            (h) contract containing covenants limiting the freedom of the Company or the LLC (or their respective Affiliates) to compete in any line of business or with any person or entity;

            (i) license agreement (as licensor or licensee);

            (j) agreement providing for the borrowing or lending of money, and neither the Company nor the LLC has any obligations: (i) for borrowed money,
(ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services, (iv) under leases that would, in accordance with GAAP, appear on the balance sheet of the lessee as a liability, (v) secured by a Claim, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another person or entity; or

            (k) other material contract or agreement to which the Company or the LLC is a party or by which either of them is bound.

      Each of the Contracts is valid and in full force and effect in accordance with its respective terms, and there is not, under any Contract, an existing material breach or event which, with the giving of notice or the lapse of time or both, would become such a breach. The Company has complied with and is in compliance with the client's guidelines and restrictions set forth in any Contract described in Schedule 3.7, including, without limitation, any limitation set forth in the applicable prospectus, offering memorandum or marketing material for a fund or other collective investment vehicle or governing documents for any client. In the event the consents set forth in
Schedule 3.5 and, with respect to the Contract subject to any such consent,
Schedule 3.7, are obtained, and after giving effect to the Asset Transfer and the Closing, each Contract will remain valid and effective in accordance with its respective terms, and the LLC will be entitled to all rights and remedies thereunder to which the Company is entitled on the date hereof, or such Contract will have been replaced by a new contract with the same party or parties on terms at least as favorable to the LLC as the terms of the present Contract are to the Company. Neither the Company nor the LLC is bound by any agreement, contract or arrangement which could reasonably be expected to have a Material Adverse Effect of the Company, the LLC or AMG.

      3.16 Litigation. Except as set forth in Schedule 3.16, there is no litigation or legal or other action, suit, proceeding or, to the Company's and the Majority Stockholders' knowledge, investigation, examination or audit, at law or in equity, or before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any federal or state securities law, rule or regulation), in which the Company, the LLC, any Stockholder or any officer, director, stockholder, member or employee of any such Person is a party or otherwise engaged, or to the knowledge of the Company and the Majority Stockholders with which any of them is threatened in connection with the business, affairs, properties or assets of the Company or the LLC, or which might call into question the validity or hinder the enforceability or performance of this Agreement, or of the other agreements, documents and instruments contemplated hereby and the transactions contemplated hereby and thereby. There are no proceedings pending or, to the knowledge of the Company or any of the Majority Stockholders, threatened, relating to the termination of, or limitation of, the rights of the Company (and, after giving effect to the Closing and the Asset Transfer, the LLC) under its registration under the Advisers Act as an investment adviser or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Laws or Regulations.

      3.17 Compliance with Laws.

            (a) Each of the Company and the LLC is, and at all times has been, in material compliance with all laws and governmental rules and regulations, domestic or foreign, including, without limitation, the Advisers Act, the Commodity Exchange Act, ERISA, the Exchange Act, the Investment Company Act, the Securities Act and the regulations promulgated under each of the foregoing; all laws regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment; the rules and regulations of self-regulatory organizations including, without limitation, the NASD and each applicable exchange (as defined under the Exchange Act); and all other foreign, federal or state securities laws and regulations applicable to the business or affairs or properties or assets of the Company and the LLC (collectively "Laws and Regulations").

            (b) None of the Company, the LLC or any Stockholder, or any officer, director, member, employee or stockholder of the Company or the LLC, is in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, or by any self-regulatory authority relating to or otherwise affecting the Company, the LLC or AMG. None of the Company, the LLC or any Stockholder, nor any officer, director, member, employee or stockholder of the Company or the LLC, has been or is charged with or, to the knowledge of the Company or any of the Majority Stockholders, threatened with, or under investigation with respect to, any violation of any provision of foreign, federal, state, municipal or other law or any administrative rule or regulation, domestic or foreign, including, without limitation, any Laws or Regulations, affecting or relating to the Company, the LLC or their businesses or the transactions contemplated hereby.

            (c) Except as set forth in Schedule 3.17, none of the Company, the LLC or any Stockholder is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any self-regulatory organization or government entity that materially restricts the conduct of the Company's or the LLC's business or that in any material manner relates to the Company's or the LLC's management or business and could have a Material Adverse Effect on the Company, the LLC or AMG, or has knowledge of the threat of an imposition or receipt of any of the foregoing.

      3.18  Business; Registrations.

            (a) The Company is and has, since January 1, 1993, been engaged solely in the business of providing Investment Management Services. From its inception to January 1, 1993, the Company engaged solely in the business of providing Investment Management Services and acting as a broker-dealer. The Company does not provide Investment Management Services to or through (i) any issuer or other Person that is an investment company (within the meaning of the Investment Company Act), (ii) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any issuer or other Person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

            (b) The Company is and has, since its inception, been duly registered as an investment adviser under the Advisers Act. The Company is duly registered, licensed and qualified as an investment adviser in all jurisdictions where such registration, licensing or qualification is required in order to conduct its business and where the failure to be so registered, licensed or qualified could reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG. The Company is in material compliance with all foreign, federal and state laws requiring registration, licensing or qualification as an investment adviser. The Company has delivered to AMG true and complete copies of its most recent Form ADV, as amended to date, and has made available copies of all foreign and state registration forms, likewise as amended to date. The information contained in such forms was true and complete in all material respects at the time of filing and the Company has made all amendments to such forms as it is required to make under any applicable laws. The information contained in the Company's most recent Form ADV, as amended to date, is true and complete in all material respects on the date hereof. Neither the Company nor, to the knowledge of the Company and the Majority Stockholders, any person "associated" (as defined under both the Investment Company Act and the Advisers
Act) with the Company, has been convicted of any crime or is or has engaged in any conduct that would be a basis for (i) denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or Rule 206(4)-4(b) thereunder, or ineligibility to serve as an associated person of an investment adviser, (ii) being ineligible to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act or (iii) being ineligible to serve as a broker-dealer or an associated person of a broker-dealer pursuant to Section 15(b) of the Exchange Act, and to the knowledge of the Company and the Majority Stockholders, there is no proceeding or investigation that is reasonably likely to become the basis for any such ineligibility, disqualification, denial, suspension or revocation. The Company and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Advisers Act) has, and after giving effect to the Closing and the Asset Transfer, the LLC and each of such representatives will have, all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Licenses") required from foreign, federal, state or local authorities in order for it to conduct the businesses presently conducted by the Company in the manner presently conducted by the Company. Neither the Company nor the LLC is subject to any limitation imposed in connection with one or more of the Licenses which could reasonably be expected to have a Material Adverse Effect on the Company and the LLC or AMG. Since January 1, 1993, neither the Company nor the LLC has been a "broker" or "dealer" within the meaning of the Exchange Act, and at no time since the Company's inception has it been a "commodity pool operator" or "commodity trading adviser" within the meaning of the Commodity Exchange Act. None of the Company or its officers and employees is required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the NASD or the securities commission of any state or any self-regulatory body. Except as set forth on Schedule 3.18, no person other than a full-time employee of the Company renders Investment Management Services to or on behalf of clients of the Company or solicits clients with respect to the provision of Investment Management Services by the Company.

      3.19 Insurance. The Company has in full force and effect such insurance as is customarily maintained by companies of similar size in the same or a similar business, with respect to its businesses, properties and assets (including, without limitation, errors and omissions liability insurance), and all bonds required by ERISA and by any contract or other agreement to which the Company is a party, all as listed in Schedule 3.19 hereto. The Company is not in material default under any such insurance policy. After giving effect to the Closing and the Asset Transfer, each such insurance policy or equivalent policies will be in full force and effect, with the LLC as the sole owner and beneficiary of each such policy. Neither the Company nor any Majority Stockholder has knowledge of circumstances which would cause any such insurance policy to fail to be renewed on terms materially identical to those currently in effect.

      3.20 Powers of Attorney. None of the Company, the LLC or any Stockholder (with respect to its Company Shares or any other interest in the Company or the LLC) has any outstanding power of attorney.

      3.21 Finder's Fee. None of the Company, the LLC or any Stockholder has incurred or become liable for any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.

      3.22 Corporate Records; Copies of Documents. The record books of the Company accurately and completely record all corporate action taken by its respective stockholders and board of directors and committees and true and complete copies of the originals of such documents have been made available to AMG for review. The Company has made available for inspection and copying by AMG and its counsel true and complete copies of all documents referred to in this Agreement or in the Schedules delivered to AMG in connection herewith.

      3.23 Transactions with Interested Persons. Neither the Company, the LLC, nor any stockholder, member, officer, supervisory employee or director of the Company or the LLC or, to the knowledge of the Company or any of the Majority Stockholders, any of their respective spouses, other family members or Affiliates, is or during the past three (3) years has been a party to any material transaction or material contract or arrangement with the Company or the LLC, or owns directly or indirectly on an individual or joint basis any interest (excluding passive investments in the shares of any enterprise which are publicly traded provided his or her holdings therein, together with any holdings of his or her Affiliates and family members, are less than five percent (5%) of the outstanding shares of comparable interest in such entity) in, or serves as an employee, independent contractor, officer, director or in another similar capacity of, any competitor or client of the Company, or any organization which has or during the past three (3) years has had a material contract or arrangement with the Company or the LLC (in each case, other than as expressly contemplated hereby).

      3.24 Employee Benefit Programs.

            (a) Schedule 3.24 hereto lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company at any time during the three-year period ending on the date of the Closing.

            (b) Each Employee Program which has ever been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section, and has in fact been qualified in all material respects under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which could reasonably be expected to cause any such Employee Program to lose its qualification under the applicable Code section.

            (c) Each Employee Program has been established and administered in accordance with its terms in all material respects, and is in compliance in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable Laws and Regulations. With respect to any Employee Program ever maintained by the Company, there has occurred no "prohibited transaction," as defined in
Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could reasonably be expected to result, directly or indirectly, in any taxes, penalties or other liability to the Company, the LLC or AMG. No litigation, arbitration, or governmental administrative proceeding

(or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company or any Majority Stockholder, threatened with respect to any such Employee Program and no facts or circumstances exist that could reasonably be expected to give rise to any such litigation, arbitration or proceeding.

            (d) Neither the Company nor any ERISA Affiliate (as defined below)
(i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

            (e) With respect to each Employee Program maintained by the Company within the three (3) years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to AMG: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for AMG to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

            (f) Each Employee Program listed on Schedule 3.24 may be amended, terminated, modified or otherwise revised by the Company, including the elimination of any and all future benefit accruals under any Employee Program.

            (g) For purposes of this section:

                  (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
      Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all employment agreements, stock option plans, bonus or incentive award plans, severance pay policies or agreements, change in control agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                  (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees or former employees of such entity, or their spouses, dependents, or beneficiaries.

                  (iii) An entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

                  (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

      3.25 Directors, Officers and Employees.

            (a) Schedule 3.25(a) hereto contains a true and complete list of all current directors and officers of the Company. In addition, Schedule 3.25(a) hereto contains a list of all managers and employees of, and consultants to, the Company who, individually, have received or are scheduled to receive compensation from the Company and/or the LLC for the fiscal year ending December 31, 1998, in excess of $75,000. In each case such Schedule includes the current job title of each such individual.

            (b) To the knowledge of the Company and the Majority Stockholders, each employee listed in Schedule 3.25(b) hereto is in good health.

            (c) The Company employs and, upon giving effect to the Asset Transfer, the LLC will employ immediately following the Asset Transfer, approximately seventy (70) full-time employees and eight (8) part-time employees and generally enjoys good employer-employee relationships. Except as set forth in Schedule 3.25(c) hereto (or Schedule 3.24 hereto), neither the Company nor the LLC has any obligation, contingent or otherwise, under (a) any employment, collective bargaining or other labor agreement, (b) any written or oral agreement containing severance or termination pay arrangements, (c) any deferred compensation agreement, retainer or consulting arrangements, (d) any pension or retirement plan, any bonus or profit-sharing plan, any stock option or stock purchase plan, or (e) any other employee contract or non-terminable (whether with or without penalty) employment arrangement (each an "Employment Arrangement"). The Company is not in default with respect to any material term or condition of any Employment Arrangement, nor will the Closing or the Asset Transfer (or the transactions contemplated hereby or thereby) result in any such default, including, without limitation, after the giving of notice, lapse of time or both. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, none of the Company, the LLC or AMG could, by reason of the transactions contemplated by this Agreement or anything done prior to the Closing, be liable to any of said employees for so-called "severance pay" or any other payments except as set forth in the Restated LLC Agreement or the Employment Agreements. Neither the Company nor the LLC has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate the Company, the LLC or AMG to make any payments, that would be rendered non-deductible by Section 280G of the Code. The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. Each of the Company and the LLC is in compliance in all material respects with all applicable Laws and Regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices against or involving the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure that could have a Material Adverse Effect on the Company, the LLC or AMG or the conduct of their respective businesses, and there is no arbitration or similar proceeding pending and no claim therefor has been asserted. The Company has in place all material employee policies required by applicable laws, rules and regulations, and there have been no material violations or alleged violations of any of such policies. The Company has not received any notice indicating that any of its employment policies or practices is currently being audited or investigated by any foreign, federal, state or local government agency. Each of the Company and the LLC is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

      3.26 Non-Foreign Status. No Stockholder is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

      3.27 Transfer of Shares. No holder of stock of the Company has at any time transferred any of such stock to any employee of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee.

      3.28 Stock Repurchase. Except as set forth in Schedule 3.28, neither the Company nor the LLC has redeemed or repurchased any of its capital stock or interests since January 1, 1997.

      3.29 Code of Ethics; Insider Trading and Conflicts Policies; Wrap Account Policies.

            (a) The Company has adopted a written policy regarding insider trading and conflicts of interest and a Code of Ethics which complies and for at least the past three (3) years has complied, in all material respects, with all applicable provisions of Section 204A of the Advisers Act, a true and complete copy of which has been delivered to AMG prior to the date hereof. All employees of the Company have executed acknowledgments that they are bound by the provisions of such Code of Ethics and insider trading and conflicts policies. The policies of the Company with respect to avoiding conflicts of interest are as set forth in the Company's most recent Form ADV or incorporated by reference therein, and such disclosure is sufficient to comply with the requirements of Form ADV. There have been no material violations or allegations of material violations of such Code of Ethics, insider trading policy or conflicts policy.

            (b) The Company has had in effect for at least the past three (3) years policies and procedures (copies of which have been provided to AMG, including descriptions of any such policies and procedures which are not written) regarding the establishment and maintenance of Wrap Accounts which are and have been sufficient to address its fiduciary obligations (if any) with respect to Wrap Accounts (including without limitation matters relating to the suitability of such fee arrangements, conflicts of interest arising in connection with such arrangements and similar matters, to the extent applicable). The policies and procedures of the Company with respect to Wrap Accounts are as set forth in the Company's most recent Form ADV or incorporated by reference therein, and such disclosure is sufficient to comply with the requirements of Form ADV.

      3.30 Disclosure. The representations, warranties and statements contained in this Agreement and the agreements, documents, instruments, certificates, exhibits and schedules delivered by the Company and the Stockholders to AMG pursuant to this Agreement (the "Transaction Documents") or any Transaction Documents, do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. All consent solicitation materials to be prepared for use in connection with the transactions contemplated by this Agreement at the time such information is provided or used, as then amended or supplemented, and any information disseminated in respect of the transactions contemplated hereby at the time such information is disseminated, in each case, will be accurate and complete, provided that no representation is made as to the accuracy or completeness of written information supplied by AMG.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS.

      As a material inducement to AMG to enter into this Agreement and consummate the transactions contemplated hereby, each Stockholder hereby severally makes to AMG each of the representations and warranties set forth in this Section 4 with respect to such Stockholder. After the Closing, no Stockholder shall have any right of indemnity or contribution from the Company or the LLC (or any other right against the Company or the LLC) with respect to the breach of any representation or warranty hereunder.

      4.1 Company Shares. Such Stockholder owns of record and beneficially the number of Company Shares set forth opposite such Stockholder's name in Schedule
1.2. Such Company Shares are, and when delivered by such Stockholder to AMG pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Claims (including, without limitation, claims under the Pennsylvania Uniform Commercial Code). The Company Shares set forth opposite such Stockholder's name in Schedule 1.2 are the only shares of capital stock held by such Stockholder or with respect to which such Stockholder has any rights in the Company. After giving effect to the Closing and the effectiveness of the Restated LLC Agreement, all interests in the LLC set forth opposite such Stockholder's name in Schedule 3.4(b)(ii) will be owned of record and beneficially by such Stockholder in the amount set forth therein, free and clear of any Claims other than restrictions imposed pursuant to the Restated LLC Agreement.

      4.2 Authority. Such Stockholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Stockholder pursuant to this Agreement constitutes, or when executed and delivered will constitute, a valid and binding obligation of such Stockholder, enforceable in accordance with its respective terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors' rights generally. Such Stockholder is a natural person and has full power and authority to transfer, sell and deliver the Company Shares to AMG pursuant to this Agreement and, on the terms and subject to the conditions hereof, at the Closing will transfer, sell and deliver to AMG good and marketable title to the Company Shares set forth opposite such Stockholder's name in Schedule 1.2, free and clear of any Claims, except as reflected in
Schedule 3.3 hereto. The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

                  (i) does not and will not violate any Laws or Regulations, or require such Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                  (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any Claim on any assets of the Company, the LLC or AMG or on Company Shares owned by such Stockholder.

      4.3 Finder's Fee. Such Stockholder has not incurred or become liable for any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.

      4.4 Investment Advisory Representation. Except for his or her own account and advice given to such Stockholder's spouse, children, grandchildren, parents and siblings and which such Stockholder is managing without a fee or any other remuneration, such Stockholder does not provide Investment Management Services to any person or entity, other than on behalf of the Company (and, after giving effect to the Closing and the Asset Transfer, the LLC), pursuant to an investment advisory agreement between the Company (and, after giving effect to the Closing and the Asset Transfer, the LLC) and a client thereof.

      4.5 Agreements.

            (a) Such Stockholder is not a party to any employment, non-competition, trade secret or confidentiality agreement, arrangement or understanding with any party other than the Company or the LLC. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Stockholder is a party relating to the business of the Company or the LLC or to such Stockholder's rights and obligations as a stockholder, member, director, officer or employee of the Company or the LLC.

            (b) Such Stockholder does not own, directly or indirectly (and including ownership by members of such Stockholder's Immediate Family and such Stockholder's Affiliates), on an individual or joint basis, any interest (excluding passive investments in the shares of any enterprise which are publicly traded, provided his or her holdings therein, together with any holdings of his or her Affiliates and family members, are less than five percent (5%) of the outstanding shares of comparable interest in such entity) in, or serve as an independent contractor, employee, officer or director of, any organization which (i) has or during the past three (3) years has had a contract or arrangement with the Company or the LLC, (ii) could reasonably be considered a competitor of the Company or the LLC or (iii) except as set forth on Schedule 4.5(b), is otherwise engaged in the investment management, broker-dealer or other financial services businesses. The execution, delivery and performance of this Agreement will not violate or result in a default or acceleration of any obligation under any contract, agreement, indenture or other instrument involving the Company or the LLC to which such Stockholder is a party.

      4.6 Employment Data. Such Stockholder's (i) date of birth, and (ii) date of commencement of employment with the Company are both accurately reflected in
Schedule 4.6 hereto.

      4.7 Good Health. Each of the Stockholders represents and warrants that he or she, to his or her knowledge, is in good health. Each of the Stockholders represents and warrants that, as of the Closing, he or she has given true and complete responses to all questions asked by insurance brokers and other insurance company agents in connection with the transactions contemplated by this Agreement and the Restated LLC Agreement.

SECTION 5. COVENANTS OF THE COMPANY AND THE STOCKHOLDERS.

      5.1 Making of Covenants and Agreements. The Company, the LLC and the Stockholders hereby make the respective covenants and agreements set forth in this Section 5, and the Stockholders agree to use all commercially reasonable efforts to cause the Company and the LLC to comply with such agreements and covenants. After the Closing, no Stockholder shall have any right of indemnity or contribution from the Company or the LLC (or any other right against the Company or the LLC) with respect to the breach of any covenant or agreement hereunder.

      5.2 Client Consents.

            (a) As soon as practicable after the date hereof, but in any event on or prior to November 15, 1998, the Company shall notify each of its clients of the transactions contemplated hereby and the assignment of such client's contract resulting therefrom. Such notice shall be in the form of Exhibit 5.2A with respect to those clients whose contracts require affirmative written consent (by their terms or under applicable law) for their assignment, in the form of Exhibit 5.2B with respect to those clients whose contracts do not require affirmative written consent (by their terms or under applicable law) for their assignment, and in a form reasonably acceptable to AMG with respect to those clients whose contracts terminate (by their terms or under applicable law) upon their assignment (in each case, with such changes thereto as may be agreed to by AMG in writing).

            (b) On or prior to November 30, 1998, the Company shall send to each client who was sent, but who has not by such date returned, a notice pursuant to
Section 5.2(a), countersigned indicating approval of the assignment of such client's contract resulting from the transactions contemplated hereby, a second notice in form and substance reasonably acceptable to AMG.

            (c) The Company and the Stockholders shall use all commercially reasonable efforts to, and the Stockholders shall cause the Company to use all commercially reasonable efforts to, obtain consents from the Company's clients (or, in the case of clients whose contracts terminate upon their assignment, new contracts on substantially equivalent terms) in the manner contemplated by this
Section 5.2.

      5.3 Authorizations.

            (a) The LLC shall, and the Company and each of the Stockholders shall cause the LLC (i) as promptly as practicable following the date of this Agreement to prepare and file with the SEC a Uniform Application for Investment Adviser Registration on Form ADV to register the LLC as an investment adviser under the Advisers Act (the "New ADV"), and (ii) to make appropriate additional filings with respect to its investment advisory status as soon as practicable with all other jurisdictions in which the Company has a place of business (within the meaning of the Advisers Act) and in each other jurisdiction where it is necessary or desirable for the LLC to make such filings in order to conduct its businesses (including, without limitation, the businesses currently conducted by the Company) after the Asset Transfer and the Closing.

            (b) The Company shall use commercially reasonable efforts to obtain, and the Company and each of the Stockholders will use commercially reasonable efforts to cause the LLC to obtain all authorizations, consents, orders, approvals and Licenses of federal, state and local regulatory bodies and officials that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the other agreements, documents and instruments contemplated hereby, and for the LLC to succeed to the business presently being conducted by the Company.

            (c) The Stockholders shall, and the Company and the Stockholders shall use their best efforts to cause all applicable employees of the Company to, file, as soon as practicable after the date hereof, such applications for licensing, registration or qualification of investment adviser representatives (within the meaning of Rule 203A-3(a) under the Advisers Act) in each jurisdiction where such applicable investment adviser representative has a place of business (within the meaning of Rule 203A-3(b) under the Advisers Act) and in each other jurisdiction where it is necessary to effect such licensing, registration or qualification in order to conduct the business of the LLC (including, without limitation, the business currently conducted by the Company) after the Closing and the Asset Transfer.

      5.4 Authorization from Others. The Stockholders and the Company shall use, and shall cause the LLC to use, their respective best efforts (but shall not be obligated to make payments or other material concessions to clients in connection therewith) to obtain all authorizations, consents, approvals, permits and Licenses of others required to permit the consummation by the Stockholders, the Company and the LLC of the transactions contemplated by this Agreement.

      5.5 Conduct of Business. Between the date of this Agreement and the Closing, except as described on Schedule 5.5 hereto, without the prior written consent of AMG:

            (a) The Company will conduct its business only in the ordinary course of business consistent with past practices and in compliance with all applicable Laws and Regulations and the LLC will only conduct those operations necessary for the consummation of the transactions contemplated hereby and activities necessary in connection therewith;

            (b) Neither the Company nor the LLC will (i) make (or incur any obligation to make) any purchase, acquisition, sale, disposition or lease of any assets or property (including the purchase of securities for its own account), or merge or consolidate with any other Person, other than (A) as specifically provided for in the Asset Transfer Agreement or (B) sales of worn-out or obsolete property or equipment, and transactions effected in client portfolios, in each case in the ordinary course of business consistent with past practices, or (ii) subject to any Claim, other than to the extent currently existing or which will be removed prior to Closing, any of its properties or assets (including, without limitation, with respect to the Company, its interest in the LLC), nor permit any of the foregoing to exist;

            (c) Neither the Company nor the LLC will incur any obligation for borrowed money (contingent or fixed), issue any debt securities or become obligated as a guarantor or otherwise with respect to the obligations of others;

            (d) The Company will not make or incur any obligation to make a change in its Articles of Incorporation, By-laws or authorized or issued capital stock or other equity or ownership interests of any type, and the LLC will not make or incur any obligation to make any change in the Existing LLC Agreement or the authorized or issued ownership interests in the LLC (other than the restatement into the Restated LLC Agreement as contemplated by Section 2.2 hereof);

            (e) Neither the Company nor the LLC will declare, set aside or pay any dividend or distribution (whether in cash or in property), make (or incur an obligation to make) any other distribution in respect of its capital stock or interests or make (or incur an obligation to make) any direct or indirect redemption, purchase or other acquisition of its stock or interests (or any other equity or ownership interest therein) except that the Company may make dividend distributions prior to the Closing subject to the Company's ability to comply with the conditions to Closing set forth in Section 9.10;

            (f) Neither the Company nor the LLC will (i) make any change in the compensation or fringe benefits payable or to become payable to, or grant any termination or severance pay to, any of the Company's present or former directors, officers, employees, agents or independent contractors, except changes in the ordinary course consistent with past practice in conjunction with annual reviews, provided that the foregoing shall not prohibit the payment of bonus compensation in a manner consistent with past practices, subject to the Company's ability to comply with the conditions to Closing set forth in Section 9.10, (ii) enter into any collective bargaining agreement, bonus, equity, option, profit sharing, compensation, welfare, retirement, or other similar arrangement, or any employment contract or (iii) enter into any contract, agreement, arrangement or understanding with the Stockholders, members of their families or their respective Affiliates;

            (g) The Company will not prepay any loans or otherwise satisfy material payment obligations before they become due, waive or cancel any rights of material value or terminate any of the Contracts;

            (h) The Company will not make any change in its borrowing or banking arrangements and the LLC will not enter into any borrowing arrangements;

            (i) The Company will use all commercially reasonable efforts to prevent any change with respect to its management and supervisory personnel, and will not hire or terminate any member thereof;

            (j) The Company will have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule
3.19 hereto or substantially equivalent insurance with any substitute insurers approved in writing by AMG, and prior to the Closing, the LLC will have in effect and thereafter maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 3.19 hereto or equivalent insurance with any substitute insurers approved in writing by AMG;

            (k) Neither the Company nor the LLC will (i) settle or compromise any material litigation, arbitration, investigation, audit or other proceeding or (ii) write up, write down or write off the book value of any assets in the aggregate in excess of $50,000 (except for depreciation and amortization in accordance with GAAP consistently applied);

            (l) Neither the Company nor the LLC will terminate its existence or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status;

            (m) Neither the Company nor the LLC will make or change any Tax election, waive or extend the statute of limitations in respect of Taxes, amend any Tax Return, enter into any closing agreement with respect to any Tax, settle any Tax claim or assessment or surrender any right to a claim for a Tax refund, change any method or principle of accounting in a manner inconsistent with past practice (except to the extent required by GAAP as advised by the Company's regular independent accountants) or change regular independent accountants;

            (n) Neither the Company nor the LLC will take any action that would reasonably be expected to result in any of the representations and warranties set forth in Section 4 becoming false or inaccurate in any material respect; and

            (o) Neither the Company nor the LLC will agree in writing or otherwise to take any action inconsistent with the foregoing.

      5.6 Financial Statements. Commencing with the month ending November 30, 1998, the Company will furnish AMG, within twenty (20) business days after each month end for each month ending more than twenty (20) business days prior to the Closing, with (a) unaudited monthly balance sheets and statements of income and retained earnings of the Company and the LLC on a consolidated and consolidating basis, certified by the chief financial officer of the Company, which financial statements shall be prepared in accordance with generally accepted accounting principles applied consistently using the accrual method of accounting (except that they need not include footnotes), shall present fairly in all material respects the financial condition of the Company and the LLC at the dates of said statements and the results of their operations for the periods covered thereby, (b) complete and correct information regarding the aggregate assets under management by the Company as of such month end and (c) such other correct information regarding the Company's assets under management as of such month end, broken out by category of client, asset class and/or similar types of information, each to the extent such information already is prepared by the Company in the ordinary course for its internal use and/or for reporting to the Stockholders. Within five (5) business days following the date of this Agreement, the Company shall deliver to AMG the Company's final good faith written calculation of Base Fees, calculated in the manner provided in Section 9.3.

      5.7 Preservation of Business and Assets. Until the Closing, each of the Company, the LLC and each of the Stockholders shall use all commercially reasonable efforts to: (a) preserve the current business of the Company, (b) maintain the present clients of the Company, in each case, on terms that are at least as favorable as the terms of the agreement between the Company and the relevant client as in effect on the date hereof, (c) preserve the goodwill of the Company, and (d) preserve any Licenses required for, or useful in connection with, the business of the Company (including without limitation all investment adviser, and investment adviser representative, registrations). In addition, except as expressly contemplated by this Agreement, none of the Stockholders shall take any material action not in the ordinary course of business relating to the Company or which could reasonably be expected to have a material effect on the transactions contemplated hereby, without the prior consent of AMG which consent shall not be unreasonably withheld.

      5.8 Observer Rights and Access. Until the Closing: (a) a representative of AMG shall be entitled to attend and observe all meetings of the Company's stockholders and directors (or a committee thereof) in a non-voting observer capacity, (b) AMG shall be entitled to receive all notices and information furnished by the Company to its stockholders and directors (or a committee thereof) in such capacities, as well as copies of the minutes of any meetings of the Company's stockholders and directors (or a committee thereof), and (c) the Company's stockholders or directors (or a committee thereof) shall not take any action by written consent in lieu of a meeting unless AMG shall have been given at least two (2) business days prior written notice which includes a copy of such written consent by which such action is proposed to be taken. The Company and the LLC shall afford to AMG and its representatives and agents reasonable access, during normal business hours and with reasonable notice, to the properties and records of the Company and the LLC in order that AMG may have full opportunity to make such investigation as it shall desire for purposes consistent with this Agreement.

      5.9 Notice of Default. Promptly upon the occurrence of, or promptly upon the Company or a Stockholder becoming aware of the threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company or such Stockholder prior to the date hereof, of any of the representations, warranties or covenants of the Company or the Stockholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company and such Stockholder shall give detailed written notice thereof to AMG, and the Company and the Stockholders shall use all commercially reasonable efforts to prevent or promptly remedy the same.

      5.10 Consummation of Agreement. The Company and each of the Stockholders shall use all commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by each of them under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

      5.11 Cooperation of the Company and Stockholders. The Company and each of the Stockholders shall cooperate with all reasonable requests of AMG and AMG's counsel and auditors in connection with the consummation of the transactions contemplated hereby and the making of any filings required in connection therewith, including, without limitation, filings under the HSR Act, and all filings made and consents obtained by the Company and/or the LLC in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to AMG. In addition, the Stockholders shall, and shall cause the Company and the LLC to, cooperate fully, as and to the extent requested by AMG or AMG's counsel or auditors, in connection with the filing of tax returns and any audit, litigation or other proceedings, whether with respect to taxes or otherwise.

      5.12 No Solicitation of Other Offers. Until a date which is six (6) months after a termination of this Agreement pursuant to Section 11.1 hereof for any reason other than a material breach by AMG of its representations, warranties or covenants set forth herein, neither the Company, the LLC, the Stockholders, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person, other than AMG, relating to the possible acquisition of Company Shares or other capital stock of the Company, the Company, the LLC or any of their respective assets, except for the sale of assets by the Company in the ordinary course of business consistent with past practices and the terms of this Agreement or transfers of Company Shares between the Stockholders.

      5.13 Confidentiality. The Company and the Stockholders agree that, unless and until the Closing has been consummated, each of the Company, the LLC, the Stockholders and their officers, directors, members, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from AMG with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in AMG's industry or which has been disclosed to the Company, the LLC or the Stockholders by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Company, the LLC and the Stockholders will return, and cause their respective officers, directors, members, agents and representatives to return, to AMG (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available by AMG to the Company, the LLC or the Stockholders (and their officers, directors, members, agents and representatives) in connection with the transaction.

      5.14 Policies and Procedures. The Company, the LLC and the Stockholders shall, and shall cause the employees of the Company to, cooperate with and assist in such compliance audits and regulatory reviews as may reasonably be requested by AMG (and at the expense of AMG and, to the extent agreed to by the Company, the Company).

      5.15 Subsidiaries; Investments in Other Persons. Between the date of this Agreement and the Closing, none of the Stockholders, the Company nor the LLC will take any action to acquire, form or otherwise establish any subsidiary of the Company or the LLC or cause the Company or the LLC to make any investment in, or otherwise conduct business through, any other Person.

      5.16 LLC Interests and Company Shares. Between the date of this Agreement and the Closing, (a) the Company and the Stockholders will not permit the LLC to take any action to issue any rights or interests in the LLC, (b) the Company and the Stockholder will not permit the LLC to take any action that will cause the existing outstanding interests in the LLC to be revoked, repurchased, rescinded, terminated, liquidated, transferred, amended or modified in any manner, (c) the Company and the Stockholders will not, and the Company and the Stockholders will not permit the LLC to, take any action that is in violation of any term or provision of the Existing LLC Agreement and (d) neither the Company nor any Stockholder will sell, assign, pledge, subject to a Claim or otherwise transfer or restrict such Person's interests in the LLC or any Company Shares without the prior written consent of AMG. Immediately following the Closing, the LLC shall issue the interests and rights therein set forth in the Restated LLC Agreement to the Members (as defined in the Restated LLC Agreement) and shall take such actions as may be reasonably directed by AMG in connection therewith.

      5.17 Employee Programs. Between the date of this Agreement and the Closing, neither the Company nor the LLC shall (i) maintain any Employee Program other than the Employee Programs listed on Schedule 3.24, (but they shall maintain those Employee Programs listed on Schedule 3.24) or (ii) amend or terminate any such Employee Program.

      5.18 Foreign Qualifications. The LLC shall qualify to do business as a foreign limited liability company under the laws of each jurisdiction where the Company is, as of the date of this Agreement, qualified to do business as a foreign corporation and under the laws of each jurisdiction in which the nature of the business it will conduct after giving effect to the Asset Transfer, or the ownership or leasing of the properties it will receive in the Asset Transfer, requires such qualification, except for those jurisdictions where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG.

      5.19 Termination of Certain Agreements. The Company and each of the Stockholders which is a party to one or more of the agreements set forth in
Schedule 5.19 hereof hereby terminates such agreement effective immediately prior to the Closing. The Company agrees that it will not exercise any rights of "first refusal" or similar rights pursuant to the Stock Restriction Agreements between the Company and the Stockholders of the Company in connection with the transactions contemplated by this Agreement or otherwise prior to the termination of such Stock Restriction Agreements.

SECTION 6. COVENANTS OF THE COMPANY, THE STOCKHOLDERS AND AMG WITH RESPECT TO
           CERTAIN TAX MATTERS

      6.1 Section 338(h)(10) Election.

            (i) The Company and each of the Stockholders will join with AMG in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the stock of the Company hereunder through the Purchase (the "Elections"). Each Stockholder will include his or her proportionate share of any income, gain, loss, deduction or other tax item resulting from the Elections on his or her Tax Returns to the extent required by applicable law. Each Stockholder shall also pay his or her share of any Tax imposed on the Company or the LLC or other successors in interest of the Company attributable to the making of the Elections, including, but not limited to, (A) any Tax imposed under Section 1374 of the Code, (B) any Tax imposed under Treasury Regulations
Section 1.338(h)(10)-1(e)(5), or (C) any state, local or foreign Tax imposed on the Company's gain attributable to the Purchase or the Elections.

            (ii) The Stockholders and AMG agree that MADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1(f)) for AMG's purchase of the Company shall be allocated among the assets of the Company in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1(f). A preliminary estimate of such allocation shall be agreed by AMG and the Stockholders as soon as practicable after the date hereof. The final allocation as of the date of the Closing (the "Asset Allocation") shall be agreed to by the Stockholders and AMG as soon as practicable after the date of the Closing. If the Stockholders and AMG are unable to agree on the Asset Allocation, such allocation shall be determined on the basis of an appraisal prepared by the Accounting Firm (as defined below). AMG shall prepare IRS Form 8023 (and any required attachments ) and any similar state, local or foreign tax forms (and any required attachments) required to make the Elections (collectively, the "Election Forms" and each singularly, the "Election Form") and shall submit the Election Forms to the Stockholders no later than sixty (60) days following the date of the Closing. In the event of any dispute with regard to the content of any Election Form (including any dispute concerning the Asset Allocation), the parties shall diligently attempt to resolve such dispute. If they have not done so within 15 days after the receipt of the Election Form by the Stockholders, the dispute shall be resolved by a nationally recognized firm of independent auditors acceptable to both the Majority Stockholders and to AMG (the "Accounting Firm"), at least ten (10) days prior to the time the Election Form is required to be filed. Each Stockholder shall promptly execute the applicable Election Forms and shall return such Election Forms to AMG promptly and in any event not less than five (5) days after the date on which the Election Form is submitted to such Stockholder (following the final resolution of any issues pursuant to the foregoing sentence). AMG shall file the Election Forms in accordance with applicable Tax laws.

      6.2 Tax Periods Ending on or Before the Date of the Closing. The Stockholders shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company and the LLC for all periods ending on or prior to the date of the Closing (expenses in connection therewith to be borne by the LLC out of its Operating Allocation (as defined in the Restated LLC Agreement)), and AMG shall cause the Company to cooperate in all reasonable respects in the preparation of such Tax Returns. The Stockholders shall permit AMG to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent required by applicable law, the Stockholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Stockholders for such periods.

      6.3 Cooperation on Tax Matters.

            (i) The Stockholders and AMG shall report all transactions pursuant to this Agreement in a manner that is consistent with the Elections and shall take no position contrary thereto unless required to do so pursuant to a final "determination" within the meaning of Section 1313 of the Code or an analogous provision under state, local or foreign tax law.

            (ii) AMG, the Company and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and the LLC relating to any taxable period beginning before the date of the Closing until the expiration of the statute of limitations (and, to the extent notified by AMG or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records. AMG and the Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      6.4 Tax Status. Between the date of this Agreement and the Closing, the Company and the Stockholders shall keep in effect and not revoke the Company's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Neither the Company nor any of the Stockholders shall take or permit any action (other than the Purchase) that would result in the termination of the Company's status as a validly existing S corporation within the meaning of Sections 1361 and 1362 of the Code.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF AMG.

      7.1 Making of Representations and Warranties. As a material inducement to the Company and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, AMG hereby makes the representations and warranties contained in this Section 7, to the Company and the Stockholders.

      7.2 Organization of AMG. AMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease its assets and other properties and to conduct its business in the manner and in the places where such assets and other properties are owned or leased or such business is conducted by it.

      7.3 Authority of AMG. AMG has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by AMG pursuant to or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by AMG of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of AMG and no other action on the part of AMG is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by AMG pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of AMG enforceable in accordance with their terms. The execution, delivery and performance by AMG of this Agreement and each such agreement, document and instrument:

                  (i) does not and will not violate any provision of the Certificate of Incorporation or by-laws of AMG, each as amended, to the date hereof;

                  (ii) does not and will not violate any Laws or Regulations applicable to AMG or require AMG to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made, except as specifically identified in Schedule 7.3 hereto; and

                  (iii) assuming that the consents or approvals set forth on
      Schedule 7.3 hereto have been obtained, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which AMG is a party and which is material to the business and financial condition of AMG and its affiliated organizations on a consolidated basis.

      7.4 Litigation. There is no litigation or legal or other action, suit or proceeding pending or, to its knowledge, threatened against AMG or, to AMG's knowledge, investigations, at law or in equity, or before any federal, state, municipal or other governmental department, commission, bureau, board, agency or instrumentality, domestic or foreign (including, without limitation, any voluntary or involuntary proceedings under the Bankruptcy Code or any action, suit, proceeding or investigation under any Federal or state securities law, rule or regulation), in which AMG or any officer, director, stockholder or employee thereof is engaged or with which any of them is threatened, which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

      7.5 Acquisition of Shares for Investment. AMG has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Company Shares. AMG represents and warrants that it is an "accredited investor" within the meaning of Rule 501 promulgated by the SEC under the Securities Act. AMG confirms that the Stockholders and the Company have made available to AMG the opportunity to ask questions of the officers and management employees of the Company and to acquire additional information about the business and financial condition of the Company and the LLC. AMG is acquiring the Company Shares for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or "blue sky" law, or with any present intention of distributing or selling such shares in violation of any federal or state securities or "blue sky" law. AMG understands and agrees that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities laws, in each case, to the extent applicable.

      7.6 Disclosure. All written information provided by AMG specifically for inclusion in consent solicitation materials prepared for use in connection with the transactions contemplated by this Agreement at the time such information is provided will be accurate and complete in all material respects.

      7.7 Finder's Fee. AMG has not incurred or become liable for any broker's commission, finder's fee or similar payment relating to or in connection with the transactions contemplated by this Agreement.

      7.8 Compliance With Law. AMG, with respect to itself only and not its Affiliates, is in material compliance with all Laws and Regulations applicable to it, other than any instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Affect on AMG and its Affiliates on a consolidated basis.

      7.9 Filings with the SEC. Since January 1, 1997, AMG has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act ("Filings"). At the time of its filing, each such Filing complied as to form with the requirements of the Securities Act or the Exchange Act, as applicable, in all material respects, and no such Filing, as of the date of filing, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any of the foregoing which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Affect on AMG and its Affiliates on a consolidated basis.

SECTION 8. COVENANTS OF AMG.

      8.1 Making of Covenants and Agreement. AMG hereby makes the covenants and agreements set forth in this Section 8.

      8.2 Confidentiality. AMG agrees that, unless and until the Closing has been consummated, each of AMG and its officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the

Company or the Stockholders with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the Company's industry or which has been disclosed to AMG by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, AMG will return, and will cause its officers, directors, agents and representatives to return, to the Company (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to AMG (and its officers, directors, agents and representatives) in connection with the transaction. Notwithstanding the foregoing, AMG shall be entitled to make any public disclosures required by applicable laws, rules and regulations (including, without limitation, the HSR Act, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder).

      8.3 Cooperation of AMG. AMG shall cooperate with all reasonable requests of the Company in connection with the Company's compliance with its covenants in Sections 5.2, 5.3 and 5.4 hereof.

      8.4 HSR Act. AMG will use commercially reasonable efforts to obtain the termination of the applicable waiting period under the HSR Act (including any extensions thereof).

      8.5 Notice of Default. Promptly upon the occurrence of, or promptly upon AMG becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to AMG prior to the date hereof, of any of the representations, warranties or covenants of AMG contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, AMG shall give written notice thereof to the Company.

      8.6 Consummation of Agreement. AMG shall use all commercially reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

SECTION 9. CONDITIONS TO THE OBLIGATIONS OF AMG.

      The obligation of AMG to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment (or waiver by AMG), prior to or at the Closing, of the following conditions precedent:

      9.1 Litigation; No Opposition. No judgment, injunction, order or decree enjoining or prohibiting any of AMG, the Company, the LLC or any of the Stockholders or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby or thereby, shall have been entered and no suit, action or proceeding shall be pending or threatened at any time prior to or on the date of the Closing before or by any court or governmental body seeking to restrain or prohibit, or seeking damages or other relief in connection with, the execution and delivery of this Agreement or any of the agreements, documents and instruments contemplated hereby, or the consummation of the transactions contemplated hereby or thereby or which could reasonably be expected to have a Material Adverse Effect on the Company, the LLC or AMG.

      9.2 Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of the Company and each of the Stockholders contained in this Agreement and in any Schedule or Exhibit attached hereto and in each other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by any of them or made by any person authorized by them to make representations on their behalf, shall be true and complete in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and at and as of the Closing as though newly made at such time; except that the representations in Section
3.7 shall also be made with respect to assets under management and Advisory Contracts as of a date which is no more than ten (10) days prior to the Closing (the "Calculation Date") as reflected in an updated Schedule 3.7 containing all of the information required by Section 3.7 as of the Calculation Date and delivered to AMG prior to Closing (the "Updated Schedule 3.7").

            (b) Each and all of the agreements to be performed by the Company and each of the Stockholders hereunder and under the other agreements, documents and instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects. Each and all of the conditions to be performed or satisfied by the Company and each of the Stockholders pursuant to this Agreement and the other agreements, documents and instruments contemplated hereby shall have been duly performed or satisfied.

            (c) The Company, the LLC and each of the Stockholders shall have furnished AMG with a certificate or certificates dated as of the date of the Closing with respect to each of the foregoing, provided that each Stockholder's certificate shall address the Company's, the LLC's and such Stockholder's performance and representations and warranties only.

      9.3 Advisory Contract Consents. Clients of the Company whose Advisory Contracts provide for the payment to the Company (based on the Contract Value of each such Advisory Contract) of fees constituting at least ninety percent (90%) of the Base Fees shall have provided their Consents to the assignment of their Advisory Contracts resulting from the transactions contemplated hereby, and Advisory Contracts which (based on their Contract Values) represent at least ninety percent (90%) of the Base Fees shall survive the Closing and the Asset Transfer and then be in full force and effect. For purposes of this Section 9.3:

                  (i) "Base Fees" shall mean the annual advisory fees (other than incentive or performance fees) payable to the Company under all its Advisory Contracts, calculated based on assets under management and the fee schedules set forth in the relevant Advisory Contract as of June 30, 1998; provided, however, that Base Fees shall in no event be less than $21,500,000 million.

                  (ii) "Consent" shall mean (A) with respect to a client whose contract by its terms or under applicable law terminates upon the consummation of the transactions contemplated hereby (including, in the case of Wrap Accounts, any underlying Advisory Contract between the Introducing Agent and the related underlying client (the "Underlying Contract") which so terminates), that the LLC shall have entered into a new Advisory Contract on substantially identical terms (and identical terms with respect to the compensation payable thereunder) which Advisory Contract is effective after giving effect to the Closing and the Asset Transfer (and that, in the case of Wrap Accounts for which the Underlying Contract terminates upon the consummation of the transactions contemplated hereby, the Introducing Agent has entered into a new Underlying Contract with the related underlying client effective after giving effect to the Closing and the Asset Transfer on terms no less favorable to the LLC than those contained in the current Underlying Contract), (B) with respect to a client whose contract (by its terms or under applicable law) requires written consent from a party or parties thereto for it to survive the transactions contemplated hereby and by the Asset Transfer Agreement (including, in the case of Wrap Accounts, any Underlying Contract with such provisions), that the Company shall have obtained all such written consents as may be required under such contract (and any applicable Underlying Contract) and under applicable law, and (C) with respect to a client whose contract (including, in the case of Wrap Accounts, any Underlying Contract with such provisions) does not require written consent (by its terms or under applicable law) from any party thereto for it to survive the transactions contemplated hereby, that the Company shall have obtained such consents as may be required under such contract (and any applicable Underlying Contract) and under applicable law (including, with respect to the requirement for contracts to include provisions requiring consent to transfer set forth under the Advisers Act, that the Company has complied with Section 5.2 hereof with respect to such contract). Notwithstanding the foregoing, no client of the Company shall be deemed to have given its Consent if such client has expressed an intent to terminate or significantly reduce its investment relationship with the Company (or, after giving effect to the Closing and the Asset Transfer, the LLC) (including without limitation by terminating or reducing its relationship with any applicable Introducing Agent) or to adjust the fee schedule with respect to one or more of its contracts (including any applicable Underlying Contract) in a manner that could materially reduce the fee to the LLC from that client or contract from that payable pursuant to the terms of the contract in effect with the Company on June 30, 1998 or the date hereof.

                  (iii) "Contract Value" shall mean, (A) with respect to an Advisory Contract which was in effect on June 30, 1998, the annual advisory fees (other than incentive or performance fees) payable to the Company based on the fee schedule and assets under management set forth in the relevant Advisory Contract as of June 30, 1998 (adjusted for any additions and/or withdrawals by the client since June 30, 1998 and for any amendments to the fee schedule since such date determined through the Calculation Date), and (B) with respect to an advisory contract which is entered into after June 30, 1998, the annual advisory fees (other than incentive or performance fees) payable to the Company based on the fee schedule and assets under management set forth in the relevant agreement on the date of such agreement (adjusted for any additions and/or withdrawals by the client since that date and for any amendments to the fee schedule since such date determined through the Calculation Date).

      At the Closing, the Company shall deliver a certificate certifying as to compliance with the foregoing, which certificate includes the calculation of compliance, including the Updated Schedule 3.7 and which certificate has attached thereto evidence of client consents reasonably satisfactory to AMG.

      9.4 Registration as an Investment Adviser and Registration of Investment Adviser Representatives.

            (a) The LLC shall (i) have filed the New ADV and the New ADV shall have become effective and the LLC shall be a registered investment adviser and
(ii) have made appropriate filings under the laws of each state where such filings may be necessary or desirable (in the reasonable opinion of AMG, which shall not include any states in which the Company is not registered on the date of this Agreement) to enable the LLC, after giving effect to the Closing and the Asset Transfer, to conduct the business presently conducted by the Company.

            (b) All applicable employees of the Company shall have become registered as investment adviser representatives (within the meaning of Rule 203A-3(a) under the Advisers Act) of the LLC under the laws of each state where such a registration may be necessary (in the reasonable opinion of AMG) to enable the LLC, after giving effect to the Closing and the Asset Transfer, to conduct the business presently conducted by the Company

      9.5 Other Approvals. Except as otherwise specifically contemplated hereby, all actions by or in respect of, or filings with, any governmental body, agency, or official or authority required to permit the consummation of the transactions contemplated hereby so that after the Closing and the Asset Transfer, the LLC shall be able to carry on the business presently being conducted by the Company, in the manner now conducted by the Company, shall have been taken, made or obtained, and any and all other material permits, approvals, consents, Licenses or other actions necessary to consummate the transactions hereunder shall have been received or taken, and none of such permits, approvals, consents or Licenses shall contain any provisions which, in the reasonable judgment of AMG, are unduly burdensome.

      9.6 Transfer. (a) All actions which AMG, in its reasonable discretion, determines are necessary or appropriate in order to permit the transactions contemplated by the Asset Transfer Agreement (and the schedules and exhibits thereto) shall have occurred and (b) the Asset Transfer Agreement and the agreements which are exhibits thereto, and such other and additional documents and instruments of transfer as AMG shall reasonably deem necessary in connection therewith, shall have been executed and delivered to AMG.

      9.7 Restated LLC Agreement. Each Stockholder and each other Person included as a Non-Manager Member in the Restated LLC Agreement attached hereto as Exhibit 2.2 shall have executed and delivered the Restated LLC Agreement, such agreement to become effective immediately following the Closing.

      9.8 Employment Agreements. Each of Edward C. Rorer, James G. Hesser and Clifford B. Storms, Jr., shall have entered into an Employment Agreement with the LLC in the form attached hereto as Exhibit 9.8 (the "Employment Agreements"), and each such Employment Agreement shall be in full force and effect.

      9.9 Non-Solicitation/Non-Disclosure Agreements. Each Stockholder (other than those who entered into Employment Agreements) and each other Person included as a Non-Manager Member in the Restated LLC Agreement attached hereto as Exhibit 2.2 shall have entered into a Non-Solicitation/Non-Disclosure Agreement with the LLC and the Company (each a "Non-Solicitation Agreement") in the form attached hereto as Exhibit 9.9, and each such Non-Solicitation Agreement shall be in full force and effect.

      9.10 Capitalization, Net Worth and Working Capital of the LLC. The Company's capitalization, including ownership of capital stock and options to purchase shares of capital stock, shall be as set forth on Schedule 1.2 and
Schedule 3.3 hereto. The LLC's capitalization, including capital and profits interests and other rights to purchase interests in the LLC shall be as set forth in Schedule 3.4(b)(ii) hereto. At the Closing, and after giving effect to the Asset Transfer and taking into account all transaction costs of the Company and the LLC, the LLC shall have a tangible net worth (determined in accordance with GAAP using the accrual based method of accounting, consistently applied, but excluding any accounts receivable owed to the LLC by officers, directors, employees or Affiliates of the Company or the LLC (collectively, "Affiliate Receivables")) of at least $1,250,000, working capital (defined as current assets less current liabilities) of at least $1,250,000 (of which accounts receivable shall consist of not more than $1,100,000, and for purposes of which Affiliate Receivables shall be excluded) and cash on hand of at least $150,000. AMG shall be provided with a certificate from the President of the Company at the Closing representing that the conditions contained in this Section 9.10 are complied with.

      9.11 Delivery. Each of the Company and the Stockholders shall have executed (where applicable) and delivered to AMG (or shall have caused to be executed and delivered to AMG by the appropriate person including, without limitation, the LLC) the following:

            (a) the Asset Transfer Agreement (including all agreements and documents which are schedules thereto) and all such other documents of transfer and assignment as AMG may reasonably require in connection therewith;

            (b) certified copies of resolutions of the board of directors and stockholders of the Company authorizing the execution of this Agreement and each of the agreements, documents and instruments contemplated hereby to which the Company is a party (and which the Company executes on behalf of the LLC);

            (c) a copy of the Articles of Incorporation and by-laws of the Company which, in the case of the Articles of Incorporation, is certified as of a recent date by the Department of State of the Commonwealth of Pennsylvania;

            (d) a copy of the Certificate of Formation of the LLC certified as of a recent date by the Secretary of State of the State of Delaware;

            (e) a copy of the Existing LLC Agreement of the LLC as in effect immediately prior to the restatement into the Restated LLC Agreement;

            (f) a certificate issued by the appropriate Secretary of State of each state in which each of the Company and, after giving effect to the Asset Transfer, the LLC does business and is required to be qualified as a foreign company or foreign limited liability company, as applicable, certifying that each of the Company and the LLC, as applicable, are in good standing in such state as of the most recent practicable date;

            (g) true and complete copies of each of the agreements, documents and instruments contemplated hereby (including, without limitation, the Restated LLC Agreement), and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith;

            (h) for each of the persons listed in Schedule 3.25(b), evidence that such person has had a physical examination within thirty (30) days prior to the Closing, including a letter from a licensed physician familiar with such person's health indicating that such person is in good health at such date;

            (i) a certificate of the Secretary of the Company both on behalf of the Company and for the Company as the Manager of the LLC, certifying that the resolutions, Articles of Incorporation, Existing LLC Agreement and by-laws in paragraphs (b), (c) and (e) above are in full force and effect and have not been amended or modified, and that the officers of such corporation or limited liability company are those persons named in the certificate;

            (j) an opinion from counsel to the Company and the Stockholders, in substantially the form of Exhibit 9.11(j) hereto;

            (k) a release of the Company and the LLC from all liabilities other than those arising out of the transactions or agreements contemplated hereby from (i) each of the Stockholders, (ii) each of the other Persons named in Schedule A to the Restated LLC Agreement and (iii) any other Person then expected by the Majority Stockholders to become a Non-Manager Member (as defined in the Restated LLC Agreement) of the LLC within the first two weeks following the Closing, in each case in the form attached hereto as Exhibit 9.11(k);

            (l) from each Stockholder, a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code in the form attached hereto as Exhibit 9.11(l) attached hereto;

            (m) the resignations of all of the Directors and officers of the Company at least five (5) days prior to the Closing, such resignations to be effective as of the Closing;

            (n) all corporate record books of the Company, including minutes of all meetings of stockholders, directors and committees of the Board of Directors, if any, and the stock records of the Company (including all original stock certificates surrendered by the Stockholders), provided that following the Closing, the Company and the Stockholders and their respective agents shall be permitted reasonable access to such books and records during normal business hours; and

            (o) such other Certificates and documents as are required hereby or are reasonably requested by AMG (and, including without limitation, any and all side letters or agreements entered into by and among any of the Stockholders in connection with this Agreement and the transactions contemplated hereby).

      9.12 Evidence of Insurability. AMG shall have received such evidence as it shall deem necessary or appropriate as to the insurability of each of the Persons listed on Schedule 3.25(b) hereto as and in amounts contemplated by
Section 3.5(e) of the Restated LLC Agreement with respect to both key-man life insurance and disability insurance policies.

      9.13 Insurance Policies. Each of the Company and the LLC shall have in place insurance policies (a) with respect to the Company, covering liabilities of directors and officers, in such amounts, if any, as AMG shall reasonably deem necessary and (b) with respect to the LLC, as contemplated by Section 3.19.

      9.14 Policies and Procedures. The LLC and its employees shall have adopted such Code of Ethics, Insider Trading Policies and Supervisory Procedures Manuals as are reasonably acceptable to AMG.

      9.15 HSR Act. Any applicable waiting period under the HSR Act (including any extensions thereof) shall have expired or been terminated.

      9.16  Cancellation of Options.

            (a) Prior to the Closing, each holder of options to purchase Common Stock shall have entered into an Option Cancellation Agreement with AMG in the form attached hereto as Exhibit 9.16;

            (b) No options to purchase Common Stock shall have been exercised on or after the date hereof; and

            (c) At the Closing, each outstanding option to purchase Common Stock shall be canceled by the Company pursuant to the terms of the Option Cancellation Agreements.

SECTION 10. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.

      The obligation of the Company and the Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment (or waiver by the Company), prior to or at the Closing, of the following conditions precedent:

      10.1 No Litigation; No Opposition. No judgment, injunction, order or decree enjoining or prohibiting any of AMG, the Company, the LLC or any of the Stockholders or other parties to this Agreement or any of the agreements, documents and instruments contemplated hereby, from consummating the transactions contemplated hereby, or thereby shall have been entered and no suit, action or proceeding shall be pending or threatened on the date of Closing before or by any court or governmental body seeking to restrain or prohibit the execution and delivery of this Agreement or any of the agreements, documents or instruments contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

      10.2 Representations, Warranties and Covenants.

            (a) Each of the representations and warranties of AMG contained in this Agreement and in any Schedule or Exhibit attached hereto and in each other agreement, document, instrument or certificate contemplated hereby or otherwise made in writing by AMG or by any person authorized by AMG to make representations on its behalf shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations or warranties as so qualified shall be true in all respects) at and as of the Closing as though newly made at such time.

            (b) Each and all of the agreements to be performed by AMG hereunder and under the other agreements, documents and instruments contemplated hereby at or prior to the Closing shall have been duly performed in all material respects. Each and all of the conditions to be performed or satisfied by AMG at or prior to the Closing pursuant to this Agreement and the other agreements, documents and instruments contemplated hereby shall have been duly performed or satisfied.

            (c) AMG shall have furnished the Stockholders with a certificate dated as of the date of the Closing to the foregoing effect.

      10.3 Advisory Client Consent. The conditions set forth in Section 9.3 shall have been met.

      10.4 Delivery. AMG shall have executed and delivered to the Company, the following:

            (a) certified copies of resolutions of the board of directors of AMG authorizing the execution of this Agreement and each of the other agreements, documents or instruments contemplated hereby to which AMG is a party;

            (b) a certificate issued by the Secretary of State of the State of Delaware certifying that AMG is validly existing and in good standing in Delaware as of the most recent practicable date;

            (c) true and complete copies of each of the agreements, documents and instruments contemplated hereby (including, without limitation, the Restated LLC Agreement) to which AMG is a party, and all agreements, documents, instruments and certificates delivered or to be delivered in connection therewith by AMG;

            (d) a certificate of the Secretary of AMG certifying that the resolutions, Amended and Restated Articles of Incorporation and by-laws in paragraphs (a) and (b) above are in full force and effect and have not been amended or modified, and that the officers of AMG are those persons named in the certificate; and

            (e) one or more opinions from New York and/or Delaware counsel to AMG, in substantially the form of Exhibit 10.4(e) hereto.

      10.5 Registration as an Investment Adviser. The LLC shall (i) have filed the New ADV and the New ADV shall have become effective and the LLC shall be a registered investment adviser and (ii) have made appropriate filings under the laws of each state where such filings may be necessary or desirable (in the reasonable opinion of AMG, which shall not include any states in which the Company is not registered on the date of this Agreement) to enable the LLC, after giving effect to the Closing and the Asset Transfer, to conduct the business presently conducted by the Company

      10.6 HSR Act. Any applicable waiting period under the HSR Act (including any extensions thereof) shall have expired or been terminated.

SECTION 11. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

      11.1 Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

            (a) by mutual written consent of AMG and the Company;

            (b) by AMG, pursuant to written notice by AMG to the Company and the Stockholders, if any of the conditions set forth in Section 9 of this Agreement have not been satisfied at or prior to March 31, 1999, or if it has become reasonably and objectively certain that any of such conditions will not be satisfied at or prior to such date, such written notice to set forth such conditions which have not been or will not be so satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to AMG if AMG's breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied by such date; and

            (c) by the Company, pursuant to written notice by the Company to AMG, if any of the conditions set forth in Section 10 of this Agreement have not been satisfied at or prior to March 31, 1999, or if it has become reasonably and objectively certain that any of such conditions, will not be satisfied at or prior to such date, such written notice to set forth such conditions which have not been or will not be so satisfied; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to the Company if the Company's or any Stockholder's breach of this Agreement has been the cause of, or resulted in, the failure of such conditions to be satisfied by such date.

      11.2 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 11.1; provided, however, that (a) the provisions of this Section 11, Sections 5.12, 5.13, 8.2 and the provisions of Section 15 hereof shall survive any termination of this Agreement; (b) nothing herein shall relieve any party from any liability for (i) any material breach of a representation or warranty contained herein (except for such representations and warranties that are qualified by their terms as to materiality, with respect to which a party shall be liable for any breach) as of the date such representation or warranty was made, provided that no party shall have liability for any material breach of representation or warranty unless such party had actual knowledge of such breach at the time such representation or warranty was made, (ii) any failure to perform and satisfy in all material respects all of the agreements and covenants to be performed hereunder and under the agreements, documents and instruments contemplated hereby at or prior to the Closing or (iii) any failure to perform and satisfy the conditions contained in this Agreement and the other agreements, documents and instruments contemplated hereby, and (c) any party may proceed as further set forth in Section 11.3 below.

      11.3 Right to Proceed. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 9 hereof have not been satisfied, AMG shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder; provided, however, that AMG shall, by proceeding, be deemed to have waived its rights with respect to (a) any breach of a representation or warranty of the Company or any Stockholder set forth in this Agreement and (b) any breach of a covenant of the Company set forth in this Agreement, if (and then only to the extent) that AMG was provided written notice of such breach by the Company at least five (5) business days prior to Closing, setting forth in reasonable detail the nature of such breach, and such breach would, taken together with all other breaches of which AMG was so notified in writing at least five (5) business days prior to Closing, have caused one or more of the conditions set forth in Section 9.2(a) not to be satisfied as of the Closing (and such written notice shall so certify that such conditions would not be satisfied). If the Company and the Stockholders proceed with the transactions contemplated hereby notwithstanding the fact that one or more of the conditions specified in Section 10 hereof have not been satisfied, the Company and the Stockholders shall, by proceeding, be deemed to have waived their rights with respect to any such noncompliance with the conditions specified in Section 10 hereof and any related breach of this Agreement.

SECTION 12. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

      12.1 Survival of Representations, Warranties and Covenants. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to any other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing until the second anniversary of the date of the Closing, except for (i) the representations and warranties made in Sections 3.9, 3.24 and, to the extent it relates thereto, Section 3.30, and the covenants and obligations contained in
Section 5.13 and Section 6, which shall survive until the expiration of the applicable statute of limitations, if any, and (ii) the representations and warranties made in (a) Sections 3.3, 3.4, 3.5, 3.21 and, to the extent it relates thereto, Section 3.30, (b) Sections 4.1, 4.2 and 4.3 and (c) Sections
7.3 and 7.7, which shall survive indefinitely. The expiration of any representation or warranty shall not affect any claim asserted in writing by an indemnified party to an indemnifying party prior to the date of such expiration. All covenants herein not fully performed shall survive the Closing and continue thereafter until fully performed except to the extent such covenants are contemplated to be performed solely prior to Closing (e.g., Section 5.5) or performance thereof is waived in conjunction with the Closing. Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement irrespective of any information obtained by them by any investigation, audit or examination or otherwise.

      12.2 Regulatory Filings. Each party hereto will cooperate with the other parties in all commercially reasonable respects to enable such parties to make any and all regulatory filings required by them with respect to the Company, the LLC or the transactions contemplated hereby (including, by way of example and not of limitation, the filing of Tax Returns).

SECTION 13. INDEMNIFICATION.

      13.1 Indemnification by the Majority Stockholders. The Majority Stockholders agree, jointly and severally, to indemnify and hold AMG and its subsidiaries and Affiliates (including, from and after the Closing, the Company and the LLC) and their respective officers, directors, partners, stockholders, employees, agents and representatives (individually a "AMG Indemnified Party" and collectively the "AMG Indemnified Parties") harmless from and against any damages, liabilities, losses (including, without limitation, diminution in value), Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees and expenses of counsel and experts) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (collectively, "Losses") (provided, however, that the measure of any such Loss shall not include the diminution in trading value of the common stock of AMG) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

            (a) common law fraud by the Company or any Stockholder in connection with any of their representations, warranties or covenants under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby;

            (b) any breach of any representation, warranty or covenant of the Company or any Stockholder under this Agreement or under any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach;

            (c) the activities, conduct, business or operation of the Company or the LLC prior to the Closing, or arising out of facts, events or circumstances regarding the Company or the LLC existing prior to the Closing (including, without limitation, whether or not disclosure of such facts, events or circumstances was made herein or on the Schedules hereto), excluding liabilities specifically reflected or reserved for in the opening balance sheet of the LLC to the extent so reflected or reserved for and not otherwise subject to indemnification pursuant to clauses (a), (b) or (d) of this Section 13.1); and

            (d)(i) liabilities and obligations for any Taxes incurred by the Company with respect to any period ending on or before the date of the Closing (or, for any period beginning before and ending after the date of the Closing, liabilities and obligation for Taxes to the extent allocable to the portion of such period beginning before and ending on the date of the Closing), (ii) the failure of any Stockholder to pay his or her share of any Tax attributable to the making of the Elections (including, but not limited to, any Tax imposed under Section 1374 of the Code, any Tax imposed under Treasury Regulations
Section 1.338(h)(10)-1(e)(5), or any state, local or foreign Tax imposed on the Company's gain attributable to the Purchase or the Elections), (iii) the breach by any Stockholder of any provision of this Agreement relating to or involving Tax matters and (iv) any adverse consequences or Losses arising out of or relating to any failure to pay any such Taxes or resulting from any such breach.

      13.2 Indemnification by the Other Stockholders. Each Stockholder, other than the Majority Stockholders, agrees, severally and not jointly, to indemnify and hold the AMG Indemnified Parties harmless from and against any Losses which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

            (a) common law fraud by such Stockholder in connection with any of its representations, warranties or covenants under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby; and

            (b) any breach of any representation, warranty or covenant of such Stockholder under this Agreement or under any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

      13.3 Limitations on Indemnification by the Stockholders. Notwithstanding any other provision of this Agreement to the contrary, the right of AMG Indemnified Parties to indemnification under Section 13.1 and Section 13.2 shall be subject to the following provisions:

            (a) No indemnification shall be payable pursuant to Sections 13.1(b), 13.1(c) or 13.2(b) to any AMG Indemnified Party, unless the total of all claims for indemnification pursuant to Section 13.1 and 13.2 shall exceed $500,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof (provided that in no event shall the limitation provided in this Section apply to any claim for indemnification for Taxes or based upon or related to a breach of any representation, warranty or covenant with respect to Taxes or Employee Programs or Tax related matters or matters related to Employee Programs);

            (b) No indemnification shall be payable to an AMG Indemnified Party with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c) or 13.2(b) after the expiration of the related representation, warranty or covenant pursuant to Section 12.1 (the "Indemnification Cut-Off Date"); provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 13.6 hereof prior to the Indemnification Cut-Off Date; and provided, further, that, notwithstanding the provisions of Section 12.1, all representations, warranties and covenants of the Company and the Stockholders contained in this Agreement shall survive indefinitely for purposes of indemnification sought pursuant to Sections 13.1(a) and 13.2(a); and

            (c) No indemnification shall be payable to the AMG Indemnified Parties with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c) or 13.2(b) in amounts in the aggregate in excess of $48.75 million (the "Stockholder Indemnification Cap").

            (d) No indemnification shall be payable to the AMG Indemnified Parties with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c) or 13.2(b) (i) by James G. Hesser in amounts in the aggregate in excess of $4,875,000, other than with respect to a breach of a representation or warranty of James G. Hesser set forth in Sections 4.1 or 4.2, for which such limitation shall be the Stockholder Indemnification Cap (less the aggregate of any indemnification payments previously made to the AMG Indemnified Parties with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c) or 13.2(b)), or
(ii) by Clifford B. Storms, Jr. in amounts in the aggregate in excess of $3,412,500 million, other than with respect to a breach of a representation or warranty of Clifford B Storms, Jr., set forth in Sections 4.1 or 4.2, for which such limitation shall be the Stockholder Indemnifiction Cap (less the aggregate of any indemnification payments previously made to the AMG Indemnified Parties with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c) or 13.2(b)).

            (e) No indemnification shall be payable to the AMG Indemnified Parties by any one Stockholder, other than a Majority Stockholder, with respect to claims asserted pursuant to Section 13.2(b) in amounts in the aggregate in excess of $487,500, other than with respect to a breach of a representation or warranty of such Stockholder set forth in Section 4.1 or Section 4.2, for which such limitation shall be the Stockholder Indemnifiction Cap (less the aggregate of any indemnification payments previously made to the AMG Indemnified Parties with respect to claims asserted pursuant to Sections 13.1(b), 13.1(c) or 13.2(b)).

      13.4 Indemnification by AMG. AMG agrees to indemnify and hold the Stockholders (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties") harmless from and against any damages, liabilities, losses, Taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

            (a) common law fraud by AMG in connection with any of its representations, warranties or covenants under this Agreement or any agreement, document or instrument contemplated hereby or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or otherwise in connection with the transactions contemplated hereby; and

            (b) any breach of any representation, warranty or covenant made by AMG in this Agreement or in any agreement, document or instrument contemplated hereby, or in any certificate, schedule or exhibit delivered pursuant hereto or thereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach.

      13.5 Limitation on Indemnification by AMG. Notwithstanding the foregoing, the right of Stockholder Indemnified Parties to indemnification under Section
13.4 shall be subject to the following provisions:

            (a) No indemnification pursuant to Section 13.4(b) shall be payable to the Stockholders, unless the total of all claims for indemnification pursuant to Section 13.4 shall exceed $500,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof; and

            (b) No indemnification shall be payable to Stockholder Indemnified Parties with respect to claims asserted pursuant to Section 13.4(b) above in amounts in the aggregate in excess of $26.25 million.

            (c) No indemnification shall be payable to the Stockholders with respect to claims asserted pursuant to Section 13.4(b) above after the applicable Indemnification Cut-Off Date; provided, however, that such expiration shall not affect any claim with respect to which notice was given in the manner contemplated by Section 13.6 hereof prior to the Indemnification Cut-Off Date.

      13.6 Notice; Defense of Claims. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall reasonably summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately done and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of each indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. Each indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include either both the indemnifying party and/or one or more indemnified parties and an indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, an indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to, after three (3) business days notice to the indemnifying party of its intent to do so, undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

      13.7 Satisfaction of Stockholder Indemnification Obligations. In order to satisfy the indemnification obligations of the Stockholders pursuant to Section
13.1 and 13.2 above, an AMG Indemnified Party shall have the right (in addition to collecting directly from the Stockholders) to set off its indemnification claims against (a) any and all amounts of interest and principal under any promissory note issued to such Stockholder pursuant to the provisions of Section
3.11 of the Restated LLC Agreement (whether or not then due and payable) in accordance with the terms of such note, and/or (b) any and all amounts to be distributed to such Stockholder by the LLC, whether or not such right of set-off is specifically provided for in the Restated LLC Agreement and/or (c) any and all amounts owed or which become owed to such Stockholder or any Permitted Transferee (as such term is defined in the Restated LLC Agreement) of such Stockholder by AMG, the Company or the LLC pursuant to the provisions of Sections 3.11 or 7.1 of the Restated LLC Agreement; provided, however, that, absent a determination by an arbitrator or a court of competent jurisdiction that such Stockholder is liable for such indemnification obligation, such right of setoff shall not extend to any payments to such Stockholder to the extent paid out of the LLC's Operating Allocation (as defined in the Restated LLC Agreement).

      13.8 Other Indemnification Matters. The Stockholders and AMG agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes. If any indemnification payment under this Section 13 is determined to be taxable to the indemnified party by any taxing authority, the indemnifying party will also indemnify the indemnified party for any taxes incurred by reason of the receipt of such payment and any increase paid pursuant to this Section 13.8, as well as for related costs incurred by the indemnified party in connection with such taxes (or any judgment or assessment, including the defense or settlement thereof, relating to such taxes). Indemnification pursuant to this Article 13 shall be the exclusive remedy for monetary damages available to the Indemnified Parties, other than for claims with respect to common law fraud.

SECTION 14. DEFINITIONS.

      14.1 Definitions. For purposes of this Agreement and the Exhibits and Schedules hereto, the following terms shall have the respective meanings set forth in this Section 14.1

      "Advisers Act" shall mean the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.

      "Advisory Contract" shall have the meaning specified in Section 3.7(a) hereof.

      "Affiliate" shall mean with respect to any person or entity (herein the "first party"), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, or (b) otherwise direct the management or policies of such person or entity by contract or otherwise.

      "AMG" shall mean Affiliated Managers Group, Inc., a Delaware corporation, or any of its permitted assigns hereunder.

      "AMG Indemnified Party" shall have the meaning specified in Section 13.1 hereof.

      "AMG Stock" shall mean AMG's Common Stock, $.01 par value per share.

      "Articles of Incorporation" shall mean the Company's Articles of Incorporation, as amended to the date of this Agreement.

      "Asset Transfer" shall mean each of the transactions contemplated by the Asset Transfer Agreement as well as each of the other agreements, documents and instruments contemplated thereby.

      "Asset Transfer Agreement" shall mean, collectively, the Initial Asset Transfer Agreement in the form attached hereto as Exhibit 2.1A and the Final Asset Transfer Agreement in the form attached hereto as Exhibit 2.1B.

      "Base Balance Sheet" shall mean the audited balance sheet of the Company of December 31, 1997.

      "Base Fees" shall have the meaning specified in Section 9.3 hereof.

      "Claims" shall mean any restrictions, liens, claims, charges, security interests, assignments, mortgages, deposit arrangements, pledges or encumbrances of any kind or nature whatsoever, excluding restrictions on transferability imposed by federal and state securities laws.

      "Closing" shall have the meaning specified in Section 1.4 hereof.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor code thereto. For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

      "Common Stock" shall mean the Company's Common Stock, $__ par value per share.

      "Company" shall mean Edward C. Rorer & Co., Inc., a Pennsylvania corporation.

      "Company Shares" shall have the meaning specified in the preamble hereto.

      "Consent" shall have the meaning specified in Section 9.3 hereof.

      "Contracts" shall have the meaning specified in Section 3.15 hereof.

      "Contract Value" shall have the meaning specified in Section 9.3 hereof.

      "Delaware Act" shall mean the Delaware Limited Liability Company Act, 6 Del. C. ss.18-101, et. seq., as amended from time to time, and any successor to such act.

      "Election" shall have the meaning specified in Section 6.1(i).

      "Employment Agreement" shall have the meaning specified in Section 9.8 hereof.

      "Employment Arrangement" shall have the meaning specified in Section 3.25(c) hereof.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such Act.

      "ERISA Client" shall have the meaning specified in Section 3.7(c) hereof.

      "Escrow Agent" shall have the meaning specified in Section 1.2(e) hereof.

      "Escrow Agreement" shall have the meaning specified in Section 1.2(e) hereof.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor to such Act.

      "Existing Certificate of Formation" shall mean the Certificate of Formation of the LLC, as amended to the date of this Agreement.

      "Existing LLC Agreement" shall mean the Limited Liability Company Agreement of the LLC dated as of November 6, 1998, which is the Limited Liability Company Agreement of the LLC on the date of this Agreement and immediately prior to its amendment and restatement into the Restated LLC Agreement.

      "Filings" shall have the meaning specified in Section 7.9 hereof.

      "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

      "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Immediate Family" shall mean, with respect to any natural person, (a) such person's spouse, parents, grandparents, children, grandchildren and siblings and (b) such person's former spouse(s) and current spouses of such person's children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the interest is held directly or indirectly by the foregoing.

      "Indemnification Cut-Off Date" shall have the meaning specified in Section 13.2(b) hereof.

      "Indemnified Parties" shall mean, collectively, the AMG Indemnified Parties and the Stockholder Indemnified Parties.

      "Intellectual Property" shall have the meaning specified in Section 3.14(a) hereof.

      "Introducing Agents" shall have the meaning specified in Section 3.7(a) hereof.

      "Investment Company Act" shall mean the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such Act.

      "Investment Management Services" shall mean any services which involve (a) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation or (c) otherwise acting as an "investment adviser" within the meaning of the Advisers Act, and performing activities related or incidental thereto.

      "IRS" shall mean the Internal Revenue Service.

      "Knowledge" of any Person shall mean any fact, event, occurrence or other matter actually known to such Person or of which such Person should have known following due inquiry.

      "Laws and Regulations" shall have the meaning specified in Section 3.17 hereof, and "Laws or Regulations" shall mean any of such Laws or Regulations individually.

      "Leased Real Property" shall have the meaning specified in Section 3.6(a) hereof.

      "Licenses" shall have the meaning specified in Section 3.18(b) hereof.

      "LLC" shall mean Rorer Asset Management, LLC, a Delaware limited liability company.

      "Majority Stockholder" shall mean each of Edward C. Rorer, James G. Hesser and Clifford B. Storms.

      "Material Adverse Effect" shall mean, with respect to a Person, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such Person and its subsidiaries, taken as a whole.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "Non-Solicitation Agreement" shall mean a Non-Solicitation/Non-Disclosure Agreement substantially in the form attached hereto as Exhibit 9.9.

      "Owned Real Property" shall have the meaning specified in Section 3.6(a) hereof.

      "Person" shall mean any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

      "Purchase" shall have the meaning specified in Section 1.1 hereof.

      "Purchase Price" shall have the meaning specified in Section 1.2 hereof.

      "Real Property" shall have the meaning specified in Section 3.6(a) hereof.

      "Restated LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of the LLC in substantially the form attached hereto as Exhibit 2.2, as the same may be amended from time to time in accordance with its terms.

      "SEC" shall mean the Securities and Exchange Commission, or any successor agency thereto.

      "Securities Act" shall mean the Securities Act of 1933, as the same may be amended from time to time, and any successor to such act.

      "Stockholder" shall mean a holder of the Company's capital stock listed on
Schedule 1.2 hereto.

      "Stockholder Indemnified Party" shall have the meaning specified in
Section 13.3 hereof.

      "Taxes" shall have the meaning specified in Section 3.9(a) hereof.

      "Tax Return" shall mean any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

      "Taxing Authority" shall have the meaning specified in Section 3.9(c) hereof.

      "Underlying Contract" shall have the meaning specified in Section 9.3 hereof.

      "Wrap Accounts" shall have the meaning specified in Section 3.7(a) hereof.

SECTION 15. MISCELLANEOUS.

      15.1 Fees and Expenses. The rights and obligations of the parties hereto with respect to fees and expenses are as follows:

            (a) AMG shall pay its own expenses incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby. The Stockholders and the Company shall pay their own expenses and the expenses of the Company and the LLC (other than any fees of Simpson Thacher & Bartlett) incident to the negotiation and consummation of the transactions contemplated by this Agreement and the agreements, instruments and documents contemplated hereby; provided, however, that AMG shall pay fifty percent (50%) of any filing fees required under the HSR Act and the Stockholders collectively shall pay fifty percent (50%) of any filing fees required under the HSR Act.

            (b) The Stockholders will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Company Shares to AMG as contemplated by this Agreement, including without limitation, all transfer and other Taxes and charges applicable to such transfer, and all costs of obtaining permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Company.

      15.2 Dispute Resolution. All disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in Boston, Massachusetts before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules. The parties covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein. The provisions of this Section 15.2 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorney's fees, incurred by the other party in enforcing the award.

      15.3 Waivers. Any waiver of any terms or conditions or of the breach of any covenant, representation or warranty of this Agreement in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure or delay at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any provision hereof; provided, however, that no such waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance.

      15.4 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of New York.

      15.5 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO AMG:                          Affiliated Managers Group, Inc.
                                 Two International Place, 23rd Floor
                                 Boston, Massachusetts  02110
                                 Attn: Nathaniel Dalton, Senior Vice President Facsimile No.: (617) 747-3380

With a copy to:                  Simpson Thacher & Bartlett
                                 425 Lexington Avenue
                                 New  York, New York  10017
                                 Attn: William E. Curbow
                                 Facsimile No.: (212) 455-2502

TO THE COMPANY:                  Edward C. Rorer & Co., Inc.
                                 c/o Rorer Asset Management
                                 1650 Market Street, Suite 5150
                                 Philadelphia, Pennsylvania  19103-7301
                                 Attn:
                                 Facsimile No.:

With a copy to:                  Pepper Hamilton LLP
                                 3000 Two Logan Square
                                 18th & Arch Streets
                                 Philadelphia, Pennsylvania  19103
                                 Attn: Elam M. Hitchner, III
                                 Facsimile No.: (215) 981-4750

TO ANY STOCKHOLDER:              To that Stockholder at the address set forth
                                 under such Stockholder's name on Schedule 1.2 hereto.

In each case, with a copy to:    Pepper Hamilton LLP
                                 3000 Two Logan Square
                                 18th & Arch Streets
                                 Philadelphia, Pennsylvania  19103
                                 Attn: Elam M. Hitchner, III
                                 Facsimile No.: (215) 981-4750

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

      15.6 Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement and the transactions contemplated hereby which were relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

      15.7 Assignability; Binding Effect. This Agreement or any of the obligations or rights hereunder (a) may not be assigned by AMG, without the prior written consent of the Company, other than to an entity under the control of AMG (for which such consent shall not be required), and (b) may not be assigned by any of the Stockholders or the Company without the prior written consent of AMG. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

      15.8 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

      15.9 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may (a) be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, and (b) executed by facsimile.

      15.10 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by AMG and the Company, or in the case of a waiver, the party waiving compliance (which, in the case of the Stockholders or the Company shall be the Company).

      15.11 Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement or any representative or agent thereof without the prior knowledge and written consent of AMG and the Company, which consent shall not be unreasonably withheld, except as is otherwise required by applicable laws, rules and regulations (including, without limitation, the HSR Act, the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder).

      15.12 Consent to Jurisdiction. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Massachusetts for any claim, suit or proceeding arising under this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state's courts or, to the extent permitted by law, in any federal court sitting in such state (in each case subject to Section 15.2 hereof). Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in
Section 15.5 hereof. The parties agree that a final judgement in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit or in any other manner permitted by law and shall affect the right of a party to service legal process or to bring any action or proceeding in the courts of other jurisdictions.

                                  [END OF TEXT]

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                                          AMG:

                                          AFFILIATED MANAGERS GROUP, INC.


                                          By: /s/ Nathaniel Dalton
                                              ---------------------------
                                          Name:   Nathaniel Dalton
                                          Title:  Senior Vice President


                                          COMPANY:

                                          EDWARD C. RORER & CO., INC.


                                          By: /s/ Edward C. Rorer
                                              ---------------------------
                                          Name:   Edward C. Rorer
                                          Title:  Chairman


                                          STOCKHOLDERS:

                                          /s/ Edward C. Rorer
                                          -------------------------------
                                          Name: Edward C. Rorer

                                          /s/ James G. Hesser
                                          -------------------------------
                                          Name: James G. Hesser

                                          /s/ Clifford B. Storms, Jr.
                                          -------------------------------
                                          Name:  Clifford B. Storms, Jr.

                                          /s/ Richard C. Boothby
                                          -------------------------------
                                          Name: Richard C. Boothby

                                          /s/ Gurney P. Sloan, Jr.
                                          -------------------------------
                                          Name:  Gurney P. Sloan, Jr.

                                          /s/ Elizabeth Getter-Johnson
                                          -------------------------------
                                          Name:  Elizabeth Getter-Johnson

                                          /s/ Edward J. Stavetsky
                                          -------------------------------
                                          Name:  Edward J. Stavetsky

                                          /s/ Dierdre J. Bostick
                                          -------------------------------
                                          Name:  Dierdre J. Bostick